Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of November 29, 2007

By and Among

VERASUN ENERGY CORPORATION,

HOST ACQUISITION CORPORATION,

And

US BIOENERGY CORPORATION

TABLE OF CONTENTS

		Page
ARTICLE I

The Merger

SECTION 1.01.	The Merger	2
SECTION 1.02.	Closing	2
SECTION 1.03.	Effective Time	2
SECTION 1.04.	Effects of the Merger	2
SECTION 1.05.	Corporate Governance and By-laws of VeraSun; Certain Other Matters	3
SECTION 1.06.	Articles of Incorporation and By-laws of the Surviving Corporation	3
SECTION 1.07.	Board of Directors of the Surviving Corporation	3

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01.	Effect on Capital Stock	3
SECTION 2.02.	Exchange of Certificates	4

ARTICLE III

Representations and Warranties

SECTION 3.01.	Representations and Warranties of US BioEnergy	8
SECTION 3.02.	Representations and Warranties of VeraSun and Sub	23

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01.	Conduct of Business	37
SECTION 4.02.	No Solicitation by US BioEnergy	43
SECTION 4.03.	No Solicitation by VeraSun	46

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Annex I	Index of Defined Terms

Exhibit A	Form of Affiliate Letter

Exhibit B	Corporate Governance and By-Laws of VeraSun; Certain Other Matters

Exhibit C	Form of Articles of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 29, 2007, among VERASUN ENERGY CORPORATION, a South Dakota corporation (“VeraSun”), HOST ACQUISITION CORPORATION, a South Dakota corporation and a direct, wholly owned subsidiary of VeraSun (“Sub”), and US BIOENERGY CORPORATION, a South Dakota corporation (“US BioEnergy”).

WHEREAS the Board of Directors of each of VeraSun, Sub and US BioEnergy has approved and adopted, and deemed advisable and in the best interests of its respective shareholders, this Agreement and the merger of Sub with and into US BioEnergy (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of US BioEnergy (the “US BioEnergy Common Stock”), other than any such shares directly owned by VeraSun, Sub or US BioEnergy, will be converted into the right to receive the Merger Consideration;

WHEREAS the respective Boards of Directors of VeraSun, Sub and US BioEnergy have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective long term business strategies and goals;

WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of VeraSun and Sub to enter into this Agreement, VeraSun and certain principal shareholders of US BioEnergy (the “US BioEnergy Principal Shareholders”) are entering into a shareholders agreement (the “US BioEnergy Shareholders Agreement”) pursuant to which the US BioEnergy Principal Shareholders will agree to vote to approve the Merger Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the US BioEnergy Shareholders Agreement;

WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of US BioEnergy to enter into this Agreement, US BioEnergy and certain principal shareholders of VeraSun (the “VeraSun Principal Shareholders”) are entering into a shareholders agreement (the “VeraSun Shareholders Agreement” and, together with the US BioEnergy Shareholders Agreement, the “Shareholders Agreements”) pursuant to which the VeraSun Principal Shareholders will agree to vote to approve the issuance of shares of common stock, par value $.01 per share, of VeraSun (the “VeraSun Common Stock”) pursuant to the Merger Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the VeraSun Shareholders Agreement;

WHEREAS for U.S. Federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, (b) this Agreement constitutes a plan of reorganization and (c) VeraSun, Sub and US BioEnergy will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

WHEREAS VeraSun, Sub and US BioEnergy desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the South Dakota Business Corporation Act (the “SDBCA”), Sub shall be merged with and into US BioEnergy at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and US BioEnergy shall continue as the survivor in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the SDBCA.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction (or, to the extent permitted by applicable law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the party or parties entitled to the benefits thereof) of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to by the parties hereto.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) executed in accordance with the relevant provisions of the SDBCA and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the SDBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the South Dakota Secretary of State or at such other time as VeraSun and US BioEnergy shall agree and specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 47-1A-1107 of the SDBCA.

SECTION 1.05. Corporate Governance and By-laws of VeraSun; Certain Other Matters. (a) At the Effective Time, the members of the Board of Directors of VeraSun and each committee of the Board of Directors of VeraSun will be determined as set forth on Exhibit B and will serve until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. Immediately following the Effective Time, the individuals set forth in paragraph 3 of Exhibit B will have the positions therein indicated. In addition, certain other matters with respect to VeraSun are set forth on Exhibit B.

(b) The By-laws of VeraSun, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time in the manner set forth on Exhibit B.

SECTION 1.06. Articles of Incorporation and By-laws of the Surviving Corporation. (a) The Second Amended and Restated Articles of Incorporation of US BioEnergy, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to be in the form of Exhibit C hereto and, as so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.07. Board of Directors of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of US BioEnergy Common Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and VeraSun-Owned Stock. Each share of US BioEnergy Common Stock, that is directly owned by US BioEnergy, Sub or VeraSun shall automatically be canceled and shall cease to be outstanding, and no consideration shall be delivered in exchange therefor.

(c) Conversion of US BioEnergy Common Stock. Subject to Section 2.02(e), each issued and outstanding share (other than shares to be canceled in accordance with Section 2.01(b)) of US BioEnergy Common Stock shall be converted into the right to receive 0.810 (the “Exchange Ratio”) fully paid and nonassessable shares of VeraSun Common Stock (the “Merger Consideration”). As of the Effective Time, all such shares of US BioEnergy Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to be outstanding, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of US BioEnergy Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of VeraSun Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02(e), without interest (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.02(i)).

(d) Anti-Dilution Provisions. In the event VeraSun changes (or establishes a record date for changing) the number of shares of VeraSun Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding VeraSun Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, VeraSun shall enter into an exchange agent agreement in form and substance reasonably satisfactory to US BioEnergy with Wells Fargo Bank, N.A. or such other bank or trust company as may be designated by VeraSun and reasonably acceptable to US BioEnergy (the “Exchange Agent”), which shall provide that VeraSun shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of US BioEnergy Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the Merger Consideration issuable pursuant to Section 2.01 in exchange for outstanding shares of US BioEnergy Common Stock. VeraSun shall make available to the Exchange Agent from time to time as required after the Effective Time cash necessary to pay dividends and other distributions in accordance with Section 2.02(c) and to make payments in lieu of any fractional shares of VeraSun Common Stock in accordance with Section 2.02(e). All shares of VeraSun Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of VeraSun Common Stock and cash contemplated to be issued pursuant to this Section 2.02(a) out of the Exchange Fund. Except as contemplated by Section 2.02(f), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, VeraSun shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of US BioEnergy Common Stock, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of VeraSun Common Stock in accordance with Section 2.02(e), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as VeraSun may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Merger Consideration, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of VeraSun Common Stock in accordance with Section 2.02(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of VeraSun Common Stock that such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of VeraSun Common Stock in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of US BioEnergy Common Stock that is not registered in the transfer records of US BioEnergy, a certificate representing the proper number of shares of VeraSun Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of VeraSun Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of VeraSun that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of VeraSun Common Stock in accordance with Section 2.02(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unsurrendered Certificates. Whenever a dividend or other distribution is declared or made after the date hereof with respect to VeraSun Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of VeraSun Common Stock issuable pursuant to this Agreement. Any dividends or other distributions with respect to VeraSun Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of VeraSun Common Stock represented thereby, and any cash payment in lieu of fractional shares of VeraSun Common Stock shall be paid to any such holder pursuant to Section 2.02(e) only upon the surrender of such Certificate by the holder of record of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of VeraSun Common Stock, issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of VeraSun Common Stock and the amount of any cash payable in lieu of a fractional share of VeraSun Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of VeraSun Common Stock.

(d) No Further Ownership Rights in US BioEnergy Common Stock. All shares of VeraSun Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of US BioEnergy Common Stock previously represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by US BioEnergy on such shares of US BioEnergy Common Stock, which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of US BioEnergy Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of VeraSun Common Stock shall be issued upon the surrender for exchange of Certificates (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.02(i)), no dividends or other distributions of VeraSun shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of VeraSun.

(ii) In lieu of such fractional share interests, VeraSun shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of US BioEnergy Common Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the average closing price of one share of VeraSun Common Stock for the ten (10) most recent trading days that VeraSun Common Stock has traded ending on the trading day one day prior to the Effective Time, as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to VeraSun, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to VeraSun for, and VeraSun shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this Article II.

(g) No Liability. None of VeraSun, Sub, US BioEnergy, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of VeraSun Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable law, become the property of VeraSun, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund in investment-grade securities, as directed by VeraSun, on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to former shareholders of US BioEnergy after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investments shall become part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall be paid to VeraSun.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by VeraSun, the posting by such person of a bond in such reasonable amount as VeraSun may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this Article II.

(j) Withholding Rights. VeraSun, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as VeraSun, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by VeraSun, the Surviving Corporation or the

Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by VeraSun, the Surviving Corporation or the Exchange Agent.

(k) Uncertificated Shares. In the case of outstanding shares of US BioEnergy Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Section 2.02 as are necessary or appropriate to implement the same purpose and effect that this Section 2.02 has with respect to shares of US BioEnergy Common Stock that are represented by Certificates.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of US BioEnergy. Except (i) as disclosed in the US BioEnergy SEC Documents filed by US BioEnergy with, or furnished by US BioEnergy to, the SEC and publicly available prior to the date of this Agreement (the “US BioEnergy Filed SEC Documents”) other than (x) risk factor disclosure contained in any US BioEnergy Filed SEC Documents under the headings “Risk Factors”, “Forward Looking Statements” or any similar sections and (y) any disclosure of risks that are predictive, forward looking or primarily cautionary in nature or (ii) as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the US BioEnergy Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face) delivered by US BioEnergy to VeraSun prior to the execution of this Agreement (the “US BioEnergy Disclosure Schedule”), US BioEnergy represents and warrants to VeraSun as follows:

(a) Organization, Standing and Corporate Power. Each of US BioEnergy and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted. Each of US BioEnergy and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on US BioEnergy. US BioEnergy has made available to VeraSun prior to the execution of this Agreement complete and correct copies of its Second Amended and Restated Articles of Incorporation and Second Amended and Restated By-laws, as amended to the date of this Agreement, and the comparable charter and organizational documents of each Subsidiary of US BioEnergy, in each case as amended to the date of this Agreement.

(b) Subsidiaries. Section 3.01(b) of the US BioEnergy Disclosure Schedule sets forth a true and complete list of each of US BioEnergy’s Subsidiaries as of the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of US BioEnergy have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by US BioEnergy, free and clear of all pledges, claims, liens, charges, encumbrances, security interests and other matters affecting title of any kind or nature whatsoever (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries, as of the date of this Agreement, US BioEnergy does not beneficially own directly or indirectly any material capital stock, membership interest, partnership interest, joint venture interest or other material equity interest in any person.

(c) Capital Structure. The authorized capital stock of US BioEnergy consists of 825,000,000 shares of capital stock consisting of: (1) 750,000,000 shares of US BioEnergy Common Stock and (2) 75,000,000 shares of preferred stock, par value $.01 per share (the “US BioEnergy Preferred Stock”). At the close of business on November 28, 2007, (i) 79,626,552 shares of US BioEnergy Common Stock were issued and outstanding (including 535,547 shares are subject to restricted stock awards (“US BioEnergy Restricted Stock Awards”)); (ii) no shares of US BioEnergy Common Stock were held by US BioEnergy in its treasury; (iii) no shares of US BioEnergy Preferred Stock were issued and outstanding; and (iv) 11,648,301 shares of US BioEnergy Common Stock were reserved for issuance pursuant to the 2006 Stock Incentive Plan, the 2006 Employee Stock Purchase Plan (“US BioEnergy ESPP”) and the 2005 Stock Incentive Plan, and grants of other options (such plans and arrangements, collectively, the “US BioEnergy Stock Plans”) (of which 2,300,500 shares of US BioEnergy Common Stock are subject to outstanding stock options) (other than options under the US BioEnergy ESPP, “US BioEnergy Stock Options” and, together with the US BioEnergy Restricted Stock Awards, the “US BioEnergy Stock Awards”). There are no outstanding stock appreciation rights or other rights (other than the US BioEnergy Stock Awards) to receive shares of US BioEnergy Common Stock on a deferred basis granted under the US BioEnergy Stock Plans or otherwise. Section 3.01(c)(i) of the US BioEnergy Disclosure Schedule sets forth a complete and correct list, as of November 28, 2007, of (i) the name (or employee ID number) of each holder of a US BioEnergy Stock Award, (ii) the number of shares of US BioEnergy Common Stock subject to each such US BioEnergy Stock Award, (iii) the exercise prices thereof (if any) and (iv) the name of the US BioEnergy Stock Plan pursuant to which such US BioEnergy Stock Award is granted. No bonds, debentures, notes or other indebtedness of US BioEnergy having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of US BioEnergy or any of its Subsidiaries may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of US BioEnergy are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(c) (including pursuant to the conversion or exercise of the securities referred to above), (w) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of US BioEnergy or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by US BioEnergy), (B) any securities of US BioEnergy or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, US BioEnergy or any of its Subsidiaries or (C) any warrants, calls, options or other rights to acquire from US BioEnergy or any of its Subsidiaries, and no obligation of US BioEnergy or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, US BioEnergy or any of its Subsidiaries, (x) there are not any outstanding obligations of US BioEnergy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, (y) US BioEnergy is not a party to any voting agreement with respect to the voting of any such securities and (z) the terms of the US BioEnergy Stock Options permit such US BioEnergy Stock Options to be treated in the manner set forth in Section 5.04. The limitation on indebtedness applicable to US BioEnergy pursuant to Article XVII, Section 8 of the Constitution of the State of South Dakota is set forth in the resolutions of the Board of Directors of US BioEnergy, approved by the shareholders of US BioEnergy on October 5, 2006.

(d) Authority; Noncontravention. US BioEnergy has the requisite corporate power and corporate authority to enter into this Agreement and, subject to receipt of US BioEnergy Shareholder Approval, to consummate the transactions contemplated by this Agreement. US BioEnergy has the requisite corporate power and corporate authority to enter into the VeraSun Shareholders Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the VeraSun Shareholders Agreement by US BioEnergy and the consummation by US BioEnergy of the transactions contemplated by this Agreement and the VeraSun Shareholders Agreement have been duly authorized by all necessary corporate action on the part of US BioEnergy, subject, in the case of the Merger, to receipt of US BioEnergy Shareholder Approval. This Agreement and the VeraSun Shareholders Agreement have been duly executed and delivered by US BioEnergy and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitute the legal, valid and binding obligations of US BioEnergy, enforceable against US BioEnergy in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement and the VeraSun Shareholders Agreement do not, and the consummation of the transactions contemplated by this Agreement and the VeraSun Shareholders Agreement and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of US BioEnergy or any of its Subsidiaries under, (i) the Second Amended and Restated Articles of Incorporation or Second Amended and Restated By-laws of US BioEnergy or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, guarantee or other agreement evidencing indebtedness for borrowed money (“Debt Agreements”) to which US BioEnergy or any of its Subsidiaries is a party or by which its or their respective properties or other assets are bound, (iii) any lease or other contract, agreement, commitment, arrangement, instrument, permit, concession, franchise, license or similar authorization (together with Debt Agreements, collectively, “Contracts”) to which US BioEnergy or any of its Subsidiaries is a party or by which its or their respective properties or other assets are bound or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to US BioEnergy or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (iii) and (iv), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and are not reasonably likely to (x) have a Material Adverse Effect on US BioEnergy, (y) impair the ability of US BioEnergy to perform its obligations under this Agreement or the VeraSun Shareholders Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the VeraSun Shareholders Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority (each a “Governmental Entity”) is required by or with respect to US BioEnergy or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the VeraSun Shareholders Agreement by US BioEnergy or the consummation by US BioEnergy of the Merger or the other transactions contemplated by this Agreement or the VeraSun Shareholders Agreement, except for (1) the filing of a premerger notification and report form by US BioEnergy under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (2) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a joint proxy statement relating to the US BioEnergy Shareholders Meeting and the VeraSun Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”), and (B) such other reports and filings under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”) or the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement, the VeraSun Shareholders Agreement and the transactions contemplated by this Agreement or the VeraSun Shareholders Agreement; (3) the filing of the Articles of Merger with the South Dakota Secretary of State and appropriate documents with the relevant authorities of other states in which US BioEnergy is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; (4) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, has not and is not reasonably likely to (x) have a Material Adverse Effect on US BioEnergy, (y) impair the ability of US BioEnergy to perform its obligations under this Agreement or the VeraSun Shareholders Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the VeraSun Shareholders Agreement.

(e) SEC Documents; Undisclosed Liabilities. (i) US BioEnergy has filed (or, where permitted, furnished) all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed (or furnished) under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) by US BioEnergy or any of its Subsidiaries with the SEC since December 1, 2006 (such documents, together with any documents filed during such period by US BioEnergy with the SEC on a voluntary basis on Current Reports on Form 8-K, collectively, the “US BioEnergy SEC Documents”). As of their respective dates, the US BioEnergy SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, in each case to the extent applicable to such US BioEnergy SEC Documents, and none of the US BioEnergy SEC Documents when filed (and, in the case of any registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any US BioEnergy SEC Document has been revised, amended, supplemented or superseded by a later filed US BioEnergy SEC Document, none of the US BioEnergy SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of US BioEnergy included in the US BioEnergy SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the “Accounting Rules”), have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of US BioEnergy and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes, if applicable). Except for liabilities and obligations (i) reflected or reserved against in the most recent balance sheet (or described in the notes thereto) of US BioEnergy included in the US BioEnergy Filed SEC Documents, (ii) incurred in connection with this Agreement or the VeraSun Shareholders Agreement or the transactions contemplated by this Agreement or the VeraSun Shareholders Agreement or (iii) incurred since September 30, 2007, in the ordinary course of business, neither US BioEnergy nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on US BioEnergy.

(ii) Each of the principal executive officer of US BioEnergy and the principal financial officer of US BioEnergy (or each former principal executive officer of US BioEnergy and each former principal financial officer of US BioEnergy, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the

Exchange Act and Sections 302 and 906 of SOX with respect to US BioEnergy SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither US BioEnergy nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) US BioEnergy’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by US BioEnergy in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to US BioEnergy’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of US BioEnergy required under the Exchange Act with respect to such reports. Prior to the date of this Agreement, US BioEnergy’s outside auditors and the audit committee of the Board of Directors of US BioEnergy have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect US BioEnergy’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in US BioEnergy’s internal control over financial reporting. Since December 31, 2006, any material change in internal control over financial reporting required to be disclosed in any US BioEnergy SEC Document has been so disclosed.

(iv) None of US BioEnergy’s Subsidiaries is, or has at any time since December 1, 2006, been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(f) Information Supplied. None of the information supplied or to be supplied by US BioEnergy specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by VeraSun in connection with the issuance of VeraSun Common Stock in the Merger (the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to US BioEnergy’s shareholders and VeraSun’s shareholders or at the time of the US BioEnergy Shareholders Meeting or the VeraSun Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by US BioEnergy with respect to statements made or incorporated by reference in the Joint Proxy Statement based on information supplied by VeraSun or Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with or expressly permitted by this Agreement and the VeraSun Shareholders Agreement, since December 31, 2006, there has not been any Material Adverse Change in US BioEnergy. Except as contemplated by this Agreement or the VeraSun Shareholders Agreement, from December 31, 2006 through the date of this Agreement, US BioEnergy and its Subsidiaries have conducted their business only in the ordinary course of business, and since such date through the date of this Agreement there has not been (1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of US BioEnergy’s capital stock, (2) any split, combination or reclassification of any of US BioEnergy’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of US BioEnergy’s capital stock, (3) (A) any granting by US BioEnergy or any of its Subsidiaries to any current or former director, executive officer, other employee or independent contractor of US BioEnergy or its Subsidiaries of any material increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the US BioEnergy Filed SEC Documents, (B) any granting by US BioEnergy or any of its Subsidiaries to any such current or former director, executive officer, employee or independent contractor of any material increase in change in control, severance or termination pay, (C) any adoption, termination, entry by US BioEnergy or any of its Subsidiaries into, or any material amendments of, any US BioEnergy Benefit Plan or US BioEnergy Benefit Agreement or (D) any material amendment to, or material modification of, any US BioEnergy Stock Award, (4) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on US BioEnergy, (5) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by US BioEnergy or any of its Subsidiaries materially affecting the consolidated financial position or results of operations of US BioEnergy or (6) any tax election or any settlement or compromise of any income tax liability that, individually or in the aggregate, is reasonably likely to adversely affect the tax liability or tax attributes of US BioEnergy or any of its Subsidiaries in any material respect or any settlement or compromise of any material income tax liability. Neither US BioEnergy nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among US BioEnergy and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, US BioEnergy or any of its Subsidiaries, in US BioEnergy’s or any of its Subsidiary’s financial statements or other US BioEnergy SEC Documents.

(h) Litigation. There is no suit, action, proceeding, claim, grievance, arbitration or investigation pending or, to the Knowledge of US BioEnergy or any of its

Subsidiaries, threatened against or affecting US BioEnergy or any of its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on US BioEnergy nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against US BioEnergy or any of its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on US BioEnergy.

(i) Compliance with Applicable Laws. US BioEnergy and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the “US BioEnergy Permits”) which are required for them to own, lease or operate their assets and to carry on their businesses. US BioEnergy and its Subsidiaries are in compliance in all material respects with the terms of the US BioEnergy Permits and all applicable statutes, laws, ordinances, rules and regulations. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to US BioEnergy or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on US BioEnergy, is pending or, to the Knowledge of US BioEnergy, threatened. US BioEnergy is, and has been, in compliance in all material respects with the provisions of SOX applicable to it on or prior to the date of this Agreement and has implemented such programs and has taken all reasonable steps necessary to ensure US BioEnergy’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOX which shall become applicable to US BioEnergy after the date of this Agreement. This Section 3.01(i) does not relate to matters with respect to Environmental Laws, which are the subject of Section 3.01(j), benefit plans, which are the subject of Section 3.01(l) and Taxes, which are the subject of Section 3.01(m).

(j) Environmental Matters. (i) US BioEnergy and its Subsidiaries are in compliance in all material respects with all Environmental Laws; (ii) as of the date of this Agreement, there are no Environmental Claims pending or, to the Knowledge of US BioEnergy, threatened against US BioEnergy or any of its Subsidiaries; (iii) to the Knowledge of US BioEnergy, there has been no Release of any Hazardous Material that is reasonably likely to form the basis of any Environmental Claim against US BioEnergy or any of its Subsidiaries, except for any such Environmental Claims that have not resulted in, and are not reasonably likely to result in, material liability; and (iv) to the knowledge of US BioEnergy, there are have been no events, conditions, actions or omissions that are reasonably likely to form the basis of an Environmental Claim against US BioEnergy or any of its Subsidiaries, except for any such Environmental Claims that have not resulted in, and are not reasonably likely to result in, material liability.

“Environment” means ambient air, surface water, ground water, land surface or subsurface strata.

“Environmental Claim” means any notice or claim alleging or asserting liability for investigatory costs, cleanup costs, response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the Release of, or human exposure to, any Hazardous Material, or (b) any violation of any Environmental Law.

“Environmental Law” means any applicable statutes, laws, ordinances, rules and regulations that relate to protection of the Environment or Releases of Hazardous Materials, or otherwise relate to the treatment, storage, disposal, transport or handling of any Hazardous Material.

“Hazardous Material” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Hazardous Material in, into, through or onto the Environment.

(k) Contracts. (i) As of the date of this Agreement, neither US BioEnergy nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “Material Contract”). None of US BioEnergy, any of its Subsidiaries or, to the Knowledge of US BioEnergy, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by US BioEnergy or any of its Subsidiaries or, to the Knowledge of US BioEnergy, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. To the Knowledge of US BioEnergy, there are no circumstances existing as of the date of this Agreement that would be reasonably likely to give rise to a breach or default under any material Contracts relating to the construction of the US BioEnergy Plants that are set forth on Section 3.01(k)(i) of the Disclosure Schedule.

(ii) Section 3.01(k)(ii) of the US BioEnergy Disclosure Schedule contains a complete and accurate list, as of the date hereof, of (A) each Contract restricting or purporting to restrict US BioEnergy’s or any of US BioEnergy’s Subsidiaries’ ability to compete in any line of business, geographic market or customer segment, (B) each Contract to which US BioEnergy or any of its Subsidiaries is a party and that would restrict or purport to restrict VeraSun’s or any of VeraSun’s Subsidiaries’ ability to compete in any line of business, geographic market or customer segment after the Effective Time, (C) each material Contract relating to development, manufacture, marketing or distribution of the products and services of US BioEnergy or any of its Subsidiaries and any products licensed by US BioEnergy or any of its Subsidiaries, (D) each Contract providing for the production by US BioEnergy or any of its Subsidiaries of any product on an exclusive or requirements basis or the purchase by US BioEnergy or any of its Subsidiaries of any product on an exclusive or output basis, and (E) (x) any

Contract, transaction or commercial relationship currently in effect, or which was effective at any time after December 31, 2006, between US BioEnergy and any present or former manager or officer thereof or any member of such manager’s or officer’s family, or any person controlled by such officer or manager or his or her family (other than any employment agreements entered into in the ordinary course of business), and (y) any other Contract, transaction or relationship that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in an Annual Report on Form 10-K.

(iii) Prior to the date of this Agreement, US BioEnergy has made available to VeraSun complete and accurate copies of any Contract (or complete and accurate descriptions of any transaction or relationship) required to be disclosed on Section 3.01(k)(i) or Section 3.01(k)(ii) of the US BioEnergy Disclosure Schedule.

(l) ERISA; Employee Benefit Plans. (i) Section 3.01(l)(i)(A) of the US BioEnergy Disclosure Schedule sets forth a complete and accurate list of each (i) pension plan (as defined in Section 3(2) of the Employee Benefit Income Security Act of 1974, as amended (“ERISA”)) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement , (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by US BioEnergy, any of its Subsidiaries or any other person or entity that, together with US BioEnergy, is treated as a single employer under Section 414 of the Code (each, a “US BioEnergy Commonly Controlled Entity”) for the benefit of any current or former director, officer, employee or independent contractor of US BioEnergy or any of its Subsidiaries, in each case other than the US BioEnergy Benefit Agreements (defined below) (each, a “US BioEnergy Benefit Plan”). Section 3.01(l)(i)(B) of US BioEnergy Disclosure Schedule sets forth a complete and accurate list of each employment, consulting, incentive or deferred compensation, material equity or material equity-based compensation, severance, change in control, retention, termination or other material contract between US BioEnergy or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or independent contractor of US BioEnergy or any of its Subsidiaries, on the other hand (each, a “US BioEnergy Benefit Agreement”). With respect to each US BioEnergy Benefit Plan and US BioEnergy Benefit Agreement, US BioEnergy has made available to VeraSun complete and accurate copies of (A) such US BioEnergy Benefit Plan or US BioEnergy Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (D) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto (if any).

(ii) Each US BioEnergy Benefit Plan and US BioEnergy Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, except for any failures to do so that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US

BioEnergy. Each of US BioEnergy and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to US BioEnergy Benefit Plans and US BioEnergy Benefit Agreements, except for any noncompliance that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on US BioEnergy. None of US BioEnergy or any of its Subsidiaries has received notice of and, to the Knowledge of US BioEnergy, there are no investigations by any Governmental Entity with respect to or termination proceedings or other claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving any US BioEnergy Benefit Plan or US BioEnergy Benefit Agreement, except for any investigations, claims, suits or proceedings that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy.

(iii) Neither US BioEnergy, nor any of its Subsidiaries nor any US BioEnergy Commonly Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent material liability under, any US BioEnergy Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan. No US BioEnergy Benefit Plan or US BioEnergy Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or similar legal requirement), and no circumstances exist that could result in US BioEnergy or any of its Subsidiaries becoming obligated to provide any such benefits, except in each case for benefits that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy.

(iv) None of the execution and delivery of this Agreement, the obtaining of the shareholder approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or independent contractor of US BioEnergy or any of its Subsidiaries to any material compensation or benefit, (B) materially accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any US BioEnergy Benefit Plan or US BioEnergy Benefit Agreement or (C) result in any material breach or violation of, default under or limit US BioEnergy’s right to amend, modify or terminate any US BioEnergy Benefit Plan or US BioEnergy Benefit Agreement.

(v) No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to US BioEnergy will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of US BioEnergy or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

(m) Taxes. (i) Each of US BioEnergy and its Subsidiaries and each US BioEnergy Consolidated Group has filed or has caused to be filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy. US BioEnergy, each of its Subsidiaries and each US BioEnergy Consolidated Group has paid or caused to be paid (or US BioEnergy has paid on its behalf) all material taxes due and owing, and the most recent financial statements contained in the US BioEnergy Filed SEC Documents reflect an adequate reserve for all material taxes payable by US BioEnergy and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any taxes have been proposed, asserted or assessed in writing against US BioEnergy or any of its Subsidiaries or any US BioEnergy Consolidated Group that are not adequately reserved for, except for deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy. The Federal income tax returns prior to the date set forth in Section 3.01(m)(ii) of the US BioEnergy Disclosure Schedule of US BioEnergy and its Subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations. All assessments for taxes due and owing by US BioEnergy, any of its Subsidiaries or any US BioEnergy Consolidated Group with respect to completed and settled examinations or concluded litigation have been paid.

(iii) Neither US BioEnergy nor any of its Subsidiaries has taken or agreed to take any action or, after consultation with counsel, knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(iv) No deduction of any amount that would otherwise be deductible with respect to tax periods ending on or before the Effective Time will be disallowed under Section 162(m) of the Code, except any disallowances under Section 162(m) of the Code that, alone or with other such disallowances, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy.

(v) Neither US BioEnergy nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(vi) To the Knowledge of US BioEnergy, no shareholder of US BioEnergy is a foreign person who held more than 5% of the US BioEnergy stock at some time during the shorter of the periods described in Section 897(c)(1)(A)(ii) of the Code.

(vii) Neither US BioEnergy nor any of its Subsidiaries has any material “deferred intercompany gains” (as defined in Treas. Reg. Section 1.1502-13).

(viii) Section 3.01(m)(viii) of the US BioEnergy Disclosure Schedule sets forth a complete schedule of each US BioEnergy Consolidated Group of which US BioEnergy is or has been a member during the last six years. Such schedule sets forth the names of all members of each such US BioEnergy Consolidated Group and the periods during which US BioEnergy or any of its Subsidiaries is or has been a member.

(ix) As used in this Agreement (1) “taxes” shall include all (x) Federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y) and (2) “US BioEnergy Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, in which US BioEnergy (or any Subsidiary of US BioEnergy) is or has ever been a member or any group of corporations with which US BioEnergy files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return.

(x) As of the date of this Agreement, assuming all other conditions to Closing have been satisfied, other than as a result of a material change in applicable laws or facts after the date of this Agreement, US BioEnergy expects to be able to deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to US BioEnergy, and Cravath, Swaine & Moore LLP, counsel to VeraSun, letters acceptable to them and customary for transactions of this type setting forth factual statements and representations as may be necessary for Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore LLP to render the opinions contemplated in Sections 6.02(c) and 6.03(c).

(n) Voting Requirements. Assuming the accuracy of the representations and warranties of VeraSun contained in Section 3.02(p) and that VeraSun was not otherwise an “interested shareholder” as defined in Section 47-33-3 of the SDBCA during the past four years, (i) a number of votes cast within the voting group favoring approval of this Agreement, the Merger and the other transactions contemplated by this Agreement that exceeds the number of votes cast opposing such matters at a meeting of the shareholders of US BioEnergy at which a quorum consisting of at least a majority of the outstanding shares of US BioEnergy Common Stock exists (the “US BioEnergy Shareholder Approval”) is the only vote or approval of the holders of any class or series of US BioEnergy’s capital stock necessary to approve, in accordance with US BioEnergy’s Second Amended and Restated Articles of Incorporation and Section 47-1A-1104

of the SDBCA, this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) except as set forth in clause (i) of this sentence, the affirmative vote or consent of the holders of any class or series of capital stock of US BioEnergy or its Subsidiaries is not necessary to consummate any of the transactions contemplated by this Agreement or the US BioEnergy Shareholders Agreement.

(o) State Takeover Statutes. The Board of Directors of US BioEnergy (including the disinterested directors thereof) has approved the terms of this Agreement and the US BioEnergy Shareholders Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement and assuming the accuracy of the representations and warranties of VeraSun contained in Section 3.02(p) and that VeraSun was not otherwise an “interested shareholder” as defined in Section 47-33-3 of the SDBCA during the past four years, such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement by the Board of Directors of US BioEnergy under the provisions of Section 47-33-17 of the SDBCA and represents all the action necessary to ensure that the restrictions on “business combinations” (as defined in such Section 47-33-3) contained in Section 47-33-17 do not apply to VeraSun in connection with the Merger and the other transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement. To the Knowledge of US BioEnergy, no other state takeover statute or similar statute or regulation is applicable to this Agreement, the US BioEnergy Shareholders Agreement, the Merger or the other transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement.

(p) Ownership of VeraSun Stock. Neither US BioEnergy nor any Subsidiary of US BioEnergy beneficially owns, or has beneficially owned in the past four years, any shares of VeraSun Common Stock or any other class or series of VeraSun’s capital stock.

(q) Brokers. No broker, investment banker, financial advisor or other person, other than UBS Securities LLC, the fees, commissions and expenses of which will be paid by US BioEnergy, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement and the VeraSun Shareholders Agreement based upon arrangements made by or on behalf of US BioEnergy. US BioEnergy has furnished to VeraSun true and complete copies of all agreements under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees, commissions or expenses are payable.

(r) Opinion of Financial Advisor. US BioEnergy has received the opinion of UBS Securities LLC, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the shareholders of US BioEnergy, a signed copy of which has been or promptly will be delivered to VeraSun for informational purposes only.

(s) Intellectual Property. (i)US BioEnergy and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the “Intellectual Property Rights”) which are material to the conduct of the business of US BioEnergy and its Subsidiaries, except where the failure to own or license such Intellectual Property Rights, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on US BioEnergy.

(ii) To the Knowledge of US BioEnergy, neither US BioEnergy nor any of its Subsidiaries has, infringed upon, misappropriated or come into conflict with any Intellectual Property Rights of any other person, except for such infringements, misappropriations or conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy. Neither US BioEnergy nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that US BioEnergy or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved or is not reasonably likely to result in material liability to US BioEnergy. To US BioEnergy’s Knowledge, no other person has infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of US BioEnergy or any of its Subsidiaries, except for such infringements, misappropriations or other conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on US BioEnergy.

(t) Title to Properties. (i) US BioEnergy or its Subsidiaries have good and marketable title to the real property reflected in the financial statements of US BioEnergy included in the US BioEnergy Filed SEC Documents as being owned by US BioEnergy (whether wholly owned or with a joint venture partner) (the “US BioEnergy Owned Real Estate”), free and clear of any Liens, other than Permitted Liens. With respect to each parcel of US BioEnergy Owned Real Estate, (1) neither US BioEnergy nor any Subsidiary of US BioEnergy has leased or otherwise granted to anyone the right to use or occupy such parcel of US BioEnergy Owned Real Estate or any material portion thereof, (2) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of US BioEnergy Owned Real Estate or any material portion thereof or interest therein, (3) as of the date of this Agreement, all improvements and equipment on the US BioEnergy Owned Real Estate are in good condition and repair in all material respects and sufficient for the operation of US BioEnergy’s or its Subsidiary’s business thereat, and (4) to US BioEnergy’s Knowledge, there is no condemnation or other proceeding in eminent domain, pending or threatened, affecting any parcel of US BioEnergy Owned Real Estate or any material portion thereof or interest therein.

(ii) US BioEnergy has heretofore made available to VeraSun true and complete copies of all leases under which US BioEnergy or any of its Subsidiaries holds any material leasehold property, including any real property reflected in the financial statements of US BioEnergy included in the US BioEnergy Filed SEC Documents as being leased by US BioEnergy (such leases, the “US BioEnergy Material Leases”). Each of the US BioEnergy Material Leases is in full force and effect and constitutes a legal, valid and binding obligation of US BioEnergy or the applicable Subsidiary. Neither US BioEnergy nor any of its Subsidiaries is in default under any US BioEnergy Material Lease, nor has any notice of default been received by US BioEnergy or any of its Subsidiaries, except for any such default or notice of default that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect. There are no leases, subleases, licenses, concessions or other agreements, written or oral, pursuant to which US BioEnergy or any of its Subsidiaries has granted to any person the right of use or occupancy of any material portion of any parcel of property held by US BioEnergy or any of its Subsidiaries under a US BioEnergy Material Lease.

SECTION 3.02. Representations and Warranties of VeraSun and Sub. Except (i) as disclosed in the VeraSun SEC Documents filed by VeraSun with, or furnished by VeraSun to, the SEC and publicly available prior to the date of this Agreement (the “VeraSun Filed SEC Documents”) other than (x) risk factor disclosure contained in any VeraSun Filed SEC Documents under the headings “Risk Factors”, “Forward Looking Statements” or any similar sections and (y) any disclosure of risks that are predictive, forward looking or primarily cautionary in nature or (ii) as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the VeraSun Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face) delivered by VeraSun to US BioEnergy prior to the execution of this Agreement (the “VeraSun Disclosure Schedule”), VeraSun represents and warrants to US BioEnergy as follows:

(a) Organization, Standing and Corporate Power. Each of VeraSun, Sub and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted. Each of VeraSun and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on VeraSun. VeraSun has made available to US BioEnergy prior to the execution of this Agreement complete and correct copies of its Amended Articles of Incorporation and Amended By-laws, as amended to the date of this Agreement, and the comparable charter and organizational documents of each Subsidiary of VeraSun, in each case as amended to the date of this Agreement.

(b) Subsidiaries. Section 3.02(b) of the VeraSun Disclosure Schedule sets forth a true and complete list of each of VeraSun’s Subsidiaries as of the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of VeraSun have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by VeraSun, free and clear of any Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries, as of the date of this Agreement, VeraSun does not beneficially own directly or indirectly any material capital stock, membership interest, partnership interest, joint venture interest or other material equity interest in any person.

(c) Capital Structure. (i) The authorized capital stock of VeraSun consists of 275,000,000 shares of capital stock consisting of: (1) 250,000,000 shares of VeraSun Common Stock and (2) 25,000,000 shares of preferred stock, par value $.01 per share (the “VeraSun Preferred Stock”). At the close of business on November 26, 2007, (i) 92,899,902 shares of VeraSun Common Stock were issued and outstanding (including 332,104 shares subject to restricted stock awards (the “VeraSun Restricted Stock Awards”)), (ii) no shares of VeraSun Common Stock were held by VeraSun in its treasury; (iii) no shares of VeraSun Preferred Stock were issued and outstanding; (iv) 6,765,986 shares of VeraSun Common Stock were reserved for issuance pursuant to the 2003 Stock Incentive Plan and grants of other options (such plans and arrangements, collectively, the “VeraSun Stock Plans”) (of which 2,798,143 shares of VeraSun Common Stock are subject to outstanding stock options (“VeraSun Stock Options” and, together with VeraSun Restricted Stock Awards, the “VeraSun Stock Awards”) and (v) 1,387,745 shares of VeraSun Common Stock were reserved for issuance pursuant to outstanding warrants to purchase VeraSun Common Stock (the “VeraSun Warrants”). There are no outstanding stock appreciation rights or other rights (other than the VeraSun Stock Options and the VeraSun Warrants) to receive shares of VeraSun Common Stock on a deferred basis granted under the VeraSun Stock Plans or otherwise. Section 3.02(c)(i) of the VeraSun Disclosure Schedule sets forth a complete and correct list, as of November 26, 2007, of (i) the name (or employee ID number) of each holder of the VeraSun Warrants, (ii) the name (or employee ID number) of each holder of a VeraSun Stock Award, (iii) the number of shares of VeraSun Common Stock subject to each such VeraSun Stock Award, (iv) the exercise prices thereof (if any) and (v) the name of the VeraSun Stock Plan pursuant to which such VeraSun Stock Award is granted. No bonds, debentures, notes or other indebtedness of VeraSun having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of VeraSun or any of its Subsidiaries may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of VeraSun are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. Except as set forth in this Section 3.02(c) (including pursuant to the conversion or exercise of the securities referred to above), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of VeraSun or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by VeraSun), (B) any securities of VeraSun or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, VeraSun or any of its Subsidiaries or (C) any warrants, calls, options or other rights to acquire from VeraSun or any of its Subsidiaries, and no obligation of VeraSun or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, VeraSun or any of its Subsidiaries, (y) there are not any outstanding obligations of VeraSun or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities and (z) VeraSun is not a party to any voting agreement with respect to the voting of any such securities. Pursuant to Article III, Section C of the Articles of Incorporation of VeraSun, the indebtedness of VeraSun may not be increased above $1.0 billion unless VeraSun has complied with Article XVII, Section 8 of the Constitution of the State of South Dakota with respect to such increase.

(ii) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share (“Sub Common Stock”). There are issued and outstanding 1,000 shares of Sub Common Stock. All such shares are owned directly by VeraSun. Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Sub to issue, transfer or sell any shares of Sub Common Stock. Sub does not have bonds, debentures, notes or other indebtedness outstanding.

(d) Authority; Noncontravention. Each of VeraSun and Sub has the requisite corporate power and corporate authority to enter into this Agreement and, subject to receipt of VeraSun Shareholder Approval, to consummate the transactions contemplated by this Agreement. VeraSun has the requisite corporate power and corporate authority to enter into the US BioEnergy Shareholders Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the US BioEnergy Shareholders Agreement by VeraSun and the consummation by VeraSun of the transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement have been duly authorized by all necessary corporate action on the part of VeraSun, subject, in connection with the issuance of shares of VeraSun Common Stock in the Merger, to receipt of VeraSun Shareholder Approval. This Agreement and the US BioEnergy Shareholders Agreement have been duly executed and delivered by VeraSun and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitute the legal, valid and binding obligations of VeraSun, enforceable against VeraSun in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement and the US BioEnergy Shareholders Agreement do not, and the consummation of the transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of VeraSun or any of its Subsidiaries under, (i) the Articles of

Incorporation or By-laws (as amended to the date of this Agreement) of VeraSun or the comparable organizational documents of any of its Subsidiaries, (ii) any Debt Agreements to which VeraSun or any of its Subsidiaries is a party or by which its or their respective properties or other assets are bound, (iii) any Contracts (other than Debt Agreements) to which VeraSun or any of its Subsidiaries is a party or by which its or their respective properties or other assets are bound or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to VeraSun or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (iii) and (iv), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and are not reasonably likely to (x) have a Material Adverse Effect on VeraSun, (y) impair the ability of VeraSun to perform its obligations under this Agreement or the US BioEnergy Shareholders Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the US BioEnergy Shareholders Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to VeraSun or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the US BioEnergy Shareholders Agreement by VeraSun or the consummation by VeraSun of the Merger or the other transactions contemplated by this Agreement or the US BioEnergy Shareholders Agreement, except for (1) the filing of a premerger notification and report form by VeraSun under the HSR Act; (2) the filing with the SEC of (A) the Joint Proxy Statement and (B) such other reports and filings under the Securities Act or the Exchange Act as may be required in connection with this Agreement, the US BioEnergy Shareholders Agreement and the transactions contemplated by this Agreement or the US BioEnergy Shareholders Agreement; (3) the filing of the Articles of Merger with the South Dakota Secretary of State and appropriate documents with the relevant authorities of other states in which VeraSun is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; (4) such filings with and approvals of the New York Stock Exchange (the “NYSE”) to permit the shares of VeraSun Common Stock that are to be issued in the Merger to be listed on the NYSE; and (5) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, has not and is not reasonably likely to (x) have a Material Adverse Effect on VeraSun, (y) impair the ability of VeraSun to perform its obligations under this Agreement or the US BioEnergy Shareholders Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the US BioEnergy Shareholders Agreement.

(e) SEC Documents; Undisclosed Liabilities. (i) VeraSun has filed (or, where permitted, furnished) all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed (or furnished) under the Securities Act, the Exchange Act or SOX by VeraSun or any of its Subsidiaries with the SEC since June 1, 2006 (such documents, together with any documents filed during such period by VeraSun with the SEC on a voluntary basis on Current Reports on Form 8-K, collectively, the “VeraSun SEC Documents”). As of their respective dates, the VeraSun SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, in each case to the extent applicable to such VeraSun SEC Documents, and none of the VeraSun SEC Documents when filed (and, in the case of any registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any VeraSun SEC Document has been revised, amended, supplemented or superseded by a later filed VeraSun SEC Document, none of the VeraSun SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of VeraSun included in the VeraSun SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of VeraSun and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes if applicable). Except for liabilities and obligations (i) reflected or reserved against in the most recent balance sheet (or described in the notes thereto) of VeraSun included in the VeraSun Filed SEC Documents, (ii) incurred in connection with this Agreement or the US BioEnergy Shareholders Agreement or the transactions contemplated by this Agreement or the US BioEnergy Shareholders Agreement or (iii) incurred since September 30, 2007, in the ordinary course of business, neither VeraSun nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on VeraSun.

(ii) Each of the principal executive officer of VeraSun and the principal financial officer of VeraSun (or each former principal executive officer of VeraSun and each former principal financial officer of VeraSun, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to VeraSun SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither VeraSun nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) VeraSun’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by VeraSun in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to VeraSun’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of VeraSun required under the Exchange Act with respect to such reports. Prior to the date of this Agreement, VeraSun’s outside auditors and the audit committee of the Board of Directors of VeraSun have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect VeraSun’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in VeraSun’s internal control over financial reporting. Since December 31, 2006, any material change in internal control over financial reporting required to be disclosed in any VeraSun SEC Document has been so disclosed.

(iv) None of VeraSun’s Subsidiaries is, or has at any time since June 1, 2006, been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(f) Information Supplied. None of the information supplied or to be supplied by VeraSun specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to VeraSun’s shareholders and US BioEnergy’s shareholders or at the time of the VeraSun Shareholders Meeting or the US BioEnergy Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. No representation or warranty is made by VeraSun with respect to statements made or incorporated by reference in the Form S-4 and the Joint Proxy Statement based on information supplied by US BioEnergy specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement, as the case may be.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with or expressly permitted by this Agreement and the US BioEnergy Shareholders Agreement, since December 31, 2006, there has not been any Material Adverse Change in VeraSun. Except as contemplated by the Agreement or the US BioEnergy Shareholders Agreement, from December 31, 2006 through the date of this Agreement, VeraSun and its Subsidiaries have conducted their business only in the ordinary course of business, and since such date through the date of this Agreement there has not been (1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of VeraSun’s capital stock, (2) any split, combination or reclassification of any of VeraSun’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of VeraSun’s capital stock, (3) (A) any granting by

VeraSun or any of its Subsidiaries to any current or former director, executive officer, other employee or independent contractor of VeraSun or its Subsidiaries of any material increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the VeraSun Filed SEC Documents, (B) any granting by VeraSun or any of its Subsidiaries to any such current or former director, executive officer, employee or independent contractor of any material increase in change in control, severance or termination pay, (C) any adoption, termination, entry by VeraSun or any of its Subsidiaries into, or any material amendments of, any VeraSun Benefit Plan or VeraSun Benefit Agreement or (D) any material amendment to, or material modification of, any VeraSun Stock Award, (4) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on VeraSun, (5) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by VeraSun or any of its Subsidiaries materially affecting the consolidated financial position or results of operations of VeraSun or (6) any tax election or any settlement or compromise of any income tax liability that, individually or in the aggregate, is reasonably likely to adversely affect the tax liability or tax attributes of VeraSun or any of its Subsidiaries in any material respect or any settlement or compromise of any material income tax liability. Neither VeraSun nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among VeraSun and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, VeraSun or any of its Subsidiaries, in VeraSun’s or any of its Subsidiary’s financial statements or other VeraSun SEC Documents.

(h) Litigation. There is no suit, action, proceeding, claim, grievance, arbitration or investigation pending or, to the Knowledge of VeraSun or any of its Subsidiaries, threatened against or affecting VeraSun or any of its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on VeraSun nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against US BioEnergy or any of its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on VeraSun.

(i) Compliance with Applicable Laws. VeraSun and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the “VeraSun Permits”) which are required for them to own, lease or operate their assets and to carry on their businesses. VeraSun and its Subsidiaries are in compliance in all material respects with the terms of the VeraSun Permits and all applicable statutes, laws, ordinances, rules and regulations. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to VeraSun or any of its Subsidiaries or any of their respective properties, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on VeraSun, is pending or, to the Knowledge of VeraSun, threatened. VeraSun is, and has been, in compliance in all material respects with the provisions of SOX applicable to it on or prior to the date of this Agreement and has implemented such programs and has taken all reasonable steps necessary to ensure VeraSun’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of SOX which shall become applicable to VeraSun after the date of this Agreement. This Section 3.02(i) does not relate to matters with respect to Environmental Laws, which are the subject of Section 3.02(j), benefit plans, which are the subject of Section 3.02(l) and Taxes, which are the subject of Section 3.02(m).

(j) Environmental Matters. (i) VeraSun and its Subsidiaries are in compliance in all material respects with all Environmental Laws; (ii) as of the date of this Agreement, there are no Environmental Claims pending or, to the Knowledge of VeraSun, threatened against VeraSun or any of its Subsidiaries; (iii) to the Knowledge of VeraSun, there has been no Release of any Hazardous Material that is reasonably likely to form the basis of any Environmental Claim against VeraSun or any of its Subsidiaries, except for any such Environmental Claims that have not resulted in, and are not reasonably likely to result in, material liability; and (iv) to the knowledge of VeraSun, there are have been no events, conditions, actions or omissions that are reasonably likely to form the basis of an Environmental Claim against VeraSun or any of its Subsidiaries, except for any such Environmental Claims that have not resulted in, and are not reasonably likely to result in, material liability.

(k) Contracts. (i) As of the date of this Agreement, neither VeraSun nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Material Contract. None of VeraSun, any of its Subsidiaries or, to the Knowledge of VeraSun, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by VeraSun or any of its Subsidiaries or, to the Knowledge of VeraSun, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. To the Knowledge of VeraSun, there are no circumstances existing as of the date of this Agreement that would be reasonably likely to give rise to a breach or default under any material Contracts relating to the construction of the VeraSun Plants that are set forth on Section 3.02(k)(i) of the Disclosure Schedule.

(ii) Section 3.02(k)(ii) of the VeraSun Disclosure Schedule contains a complete and accurate list, as of the date hereof, of (A) each Contract restricting or purporting to restrict VeraSun’s or any of VeraSun’s Subsidiaries’ ability to compete in any line of business, geographic market or customer segment, (B) each material Contract relating to development, manufacture, marketing or distribution of the products and services of VeraSun or any of its Subsidiaries and any products licensed by VeraSun or any of its Subsidiaries, (C) each Contract providing for the production by VeraSun or any of its Subsidiaries of any product on an exclusive or requirements basis or the purchase by VeraSun or any of its Subsidiaries of any product on an exclusive or output basis, and (D) (x) any Contract, transaction or commercial relationship currently in effect, or which was effective at any time after December 31, 2006, between VeraSun and any present or former manager or officer thereof or any member of such manager’s or officer’s family, or any person controlled by such officer or manager or his or her family (other than any employment agreements entered into in the ordinary course of business), and (y) any other Contract, transaction or relationship that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in an Annual Report on Form 10-K.

(iii) Prior to the date of this Agreement, VeraSun has made available to US BioEnergy complete and accurate copies of any Contract (or complete and accurate descriptions of any transaction or relationship) required to be disclosed on Section 3.02(k)(i) or Section 3.02(k)(ii) of the VeraSun Disclosure Schedule.

(l) ERISA; Employee Benefit Plans. (i) Section 3.02(l)(i)(A) of the VeraSun Disclosure Schedule sets forth a complete and accurate list of each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement , (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by VeraSun, any of its Subsidiaries or any other person or entity that, together with VeraSun, is treated as a single employer under Section 414 of the Code (each, a “VeraSun Commonly Controlled Entity”) for the benefit of any current or former director, officer, employee or independent contractor of VeraSun or any of its Subsidiaries, in each case other than the VeraSun Benefit Agreements (defined below) (each, a “VeraSun Benefit Plan”). Section 3.02(l)(i)(B) of VeraSun Disclosure Schedule sets forth a complete and accurate list of each employment, consulting, incentive or deferred compensation, material equity or material equity-based compensation, severance, change in control, retention, termination or other material contract between VeraSun or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or independent contractor of VeraSun or any of its Subsidiaries, on the other hand (each, a “VeraSun Benefit Agreement”). With respect to each VeraSun Benefit Plan and VeraSun Benefit Agreement, VeraSun has made available to US BioEnergy complete and accurate copies of (A) such VeraSun Benefit Plan or VeraSun Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (D) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto (if any).

(ii) Each VeraSun Benefit Plan and VeraSun Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, except for any failures to do so that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun. Each of VeraSun and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to VeraSun Benefit Plans and VeraSun Benefit Agreements, except for any noncompliance that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on VeraSun. None of VeraSun or any of its Subsidiaries has received notice of and, to the Knowledge of VeraSun, there are no investigations by any Governmental Entity with respect to or termination proceedings or other claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving any VeraSun Benefit Plan or VeraSun Benefit Agreement, except for any investigations, claims, suits or proceedings that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun.

(iii) Neither VeraSun, nor any of its Subsidiaries nor any VeraSun Commonly Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent material liability under, any VeraSun Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan. No VeraSun Benefit Plan or VeraSun Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or similar legal requirement) and no circumstances exist that could result in VeraSun or any of its Subsidiaries becoming obligated to provide any such benefits, except in each case for benefits that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun.

(iv) None of the execution and delivery of this Agreement, the obtaining of the shareholder approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or independent contractor of VeraSun or any of its Subsidiaries to any material compensation or benefit, (B) materially accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any VeraSun Benefit Plan or VeraSun Benefit Agreement or (C) result in any material breach or violation of, default under or limit VeraSun’s right to amend, modify or terminate any VeraSun Benefit Plan or VeraSun Benefit Agreement.

(v) No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to VeraSun will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of VeraSun or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

(m) Taxes. (i) Each of VeraSun and its Subsidiaries and each VeraSun Consolidated Group has filed or has caused to be filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun. VeraSun, each of its Subsidiaries and each VeraSun Consolidated Group has paid or caused to be paid (or VeraSun has paid on its behalf) all material taxes due and owing, and the most recent financial statements contained in the VeraSun Filed SEC Documents reflect an adequate reserve for all material taxes payable by VeraSun and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any taxes have been proposed, asserted or assessed in writing against VeraSun or any of its Subsidiaries or any VeraSun Consolidated Group that are not adequately reserved for, except for deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun. The Federal income tax returns prior to the date set forth in Section 3.02(m)(ii) of the VeraSun Disclosure Schedule of VeraSun and its Subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations. All assessments for taxes due and owing by VeraSun, any of its Subsidiaries or any VeraSun Consolidated Group with respect to completed and settled examinations or concluded litigation have been paid.

(iii) Neither VeraSun nor any of its Subsidiaries has taken or agreed to take any action or, after consultation with counsel, knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(iv) No deduction of any amount that would otherwise be deductible with respect to tax periods ending on or before the Effective Time will be disallowed under Section 162(m) of the Code, except any disallowances under Section 162(m) of the Code that, alone or with other such disallowances, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun.

(v) Section 3.02(m)(v) of the VeraSun Disclosure Schedule sets forth a complete schedule of each VeraSun Consolidated Group of which VeraSun is or has been a member during the last six years. Such schedule sets forth the names of all members of each such VeraSun Consolidated Group and the periods during which VeraSun or any of its Subsidiaries is or has been a member.

(vi) As used in this Agreement, “VeraSun Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, in which VeraSun (or any Subsidiary of VeraSun) is or has ever been a member or any group of corporations with which VeraSun files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return.

(vii) As of the date of this Agreement, assuming all other conditions to Closing have been satisfied, other than as a result of a material change in applicable laws or facts after the date of this Agreement, VeraSun and Sub expect to be able to deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to US BioEnergy, and Cravath, Swaine & Moore LLP, counsel to VeraSun, letters acceptable to them and customary for transactions of this type setting forth factual statements and representations as may be necessary for Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore LLP to render the opinions contemplated in Sections 6.02(c) and 6.03(c)

(viii) Neither VeraSun nor any of its Subsidiaries has any material “deferred intercompany gains” (as defined in Treas. Reg. Section 1.1502-13).

(n) Voting Requirements. Assuming the accuracy of the representations and warranties of US BioEnergy contained in Section 3.01(p) and that US BioEnergy was not otherwise an “interested shareholder” as defined in Section 47-33-3 of the SDBCA during the past four years, (i) (A) a number of votes cast within the voting group favoring approval of the issuance of VeraSun Common Stock in connection with the Merger and the other transactions contemplated by this Agreement that exceeds the number of votes cast opposing such matters at a meeting of the shareholders of VeraSun at which a quorum consisting of at least a majority of the outstanding shares of VeraSun Common Stock exists is the only vote or approval of the holders of any class or series of VeraSun’s capital stock necessary to approve, in accordance with VeraSun’s Articles of Incorporation and Section 47-1A-621.1 of the SDBCA, the issuance of VeraSun Common Stock in connection with the Merger and the other transactions contemplated by this Agreement and (B) the affirmative vote of at least a majority of all shares of VeraSun Common Stock casting votes (provided that the total vote cast represents over 50% of the interest of all of VeraSun’s capital stock entitled to vote) is the only vote of the holders of any class or series of VeraSun’s capital stock necessary to approve, in accordance with the applicable rules of the NYSE, the issuance of VeraSun Common Stock in connection with the Merger (collectively, the “VeraSun Shareholder Approval”) and (ii) except as set forth in clause (i) of this sentence, the affirmative vote or consent of the holders of any class or series of capital stock of VeraSun or its Subsidiaries is not necessary to consummate any of the transactions contemplated by this Agreement or the VeraSun Shareholders Agreement.

(o) State Takeover Statutes. The Board of Directors of VeraSun (including the disinterested directors thereof) has approved the terms of this Agreement and the VeraSun Shareholders Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the VeraSun Shareholders Agreement and, assuming the accuracy of the representations and warranties of US BioEnergy contained in Section 3.01(p) and that US BioEnergy was not otherwise an “interested shareholder” as defined in Section 47-33-3 of the SDBCA during the past four years, such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement and the VeraSun Shareholders Agreement by the Board of Directors of VeraSun under the provisions of Section 47-33-17 of the SDBCA and represents all the action necessary to ensure that the restrictions on “business combinations” (as defined in such Section 47-33-3) contained in Section 47-33-17 do not apply to US BioEnergy in connection with the Merger and the other transactions contemplated by this Agreement and the VeraSun Shareholders Agreement. To the Knowledge of VeraSun, no other state takeover statute or similar statute or regulation is applicable to this Agreement, the VeraSun Shareholders Agreement, the Merger or the other transactions contemplated by this Agreement and the VeraSun Shareholders Agreement.

(p) Ownership of US BioEnergy Stock. Neither VeraSun nor Sub (nor any other Subsidiary of VeraSun) beneficially owns, or has beneficially owned in the past four years, any shares of US BioEnergy Common Stock or any other class or series of US BioEnergy’s capital stock.

(q) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees, commissions and expenses of which will be paid by VeraSun, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement and the US BioEnergy Shareholders Agreement based upon arrangements made by or on behalf of VeraSun. VeraSun has furnished to US BioEnergy true and complete copies of all agreements under which any such fees, commissions or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees, commissions or expenses are payable.

(r) Opinion of Financial Advisor. VeraSun has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to VeraSun from a financial point of view, a signed copy of which has been or promptly will be delivered to US BioEnergy for informational purposes only.

(s) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(t) Intellectual Property. (i) VeraSun and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of VeraSun and its Subsidiaries, except where the failure to own or license such Intellectual Property Rights, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on VeraSun.

(ii) To the Knowledge of VeraSun, neither VeraSun nor any of its Subsidiaries has infringed upon, misappropriated or come into conflict with any Intellectual Property Rights of any other person, except for such infringements, misappropriations or conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun. Neither VeraSun nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that VeraSun or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved or is not reasonably likely to result in material liability to VeraSun. To VeraSun’s Knowledge, no other person has infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of VeraSun or any of its Subsidiaries, except for such infringements, misappropriations or other conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on VeraSun.

(u) Title to Properties. (i) VeraSun or its Subsidiaries have good and marketable title to the real property reflected in the financial statements of VeraSun included in the VeraSun Filed SEC Documents as being owned by VeraSun (whether wholly owned or with a joint venture partner) (the “VeraSun Owned Real Estate”), free and clear of any Liens, other than Permitted Liens. With respect to each parcel of VeraSun Owned Real Estate, (1) neither VeraSun nor any Subsidiary of VeraSun has leased or otherwise granted to anyone the right to use or occupy such parcel of VeraSun Owned Real Estate or any material portion thereof, (2) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of VeraSun Owned Real Estate or any material portion thereof or interest therein, (3) as of the date of this Agreement, all improvements and equipment on the VeraSun Owned Real Estate are in good condition and repair in all material respects and sufficient for the operation of VeraSun’s or its Subsidiary’s business thereat, and (4) to VeraSun’s Knowledge, there is no condemnation or other proceeding in eminent domain, pending or threatened, affecting any parcel of VeraSun Owned Real Estate or any material portion thereof or interest therein.

(ii) VeraSun has heretofore made available to US BioEnergy true and complete copies of all leases under which VeraSun or any of its Subsidiaries holds any material leasehold property, including any real property reflected in the financial statements of US BioEnergy included in the VeraSun Filed SEC Documents as being leased by VeraSun (such leases, the “VeraSun Material Leases”). Each of the VeraSun Material Leases is in full force and effect and constitutes a legal, valid and binding obligation of VeraSun or the applicable Subsidiary. Neither VeraSun nor any of its Subsidiaries is in default under any VeraSun Material Lease, nor has any notice of default been received by VeraSun or any of its Subsidiaries, except for any such default or notice of default that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect. There are no leases, subleases, licenses, concessions or other agreements, written or oral, pursuant to which VeraSun or any of its Subsidiaries has granted to any person the right of use or occupancy of any material portion of any parcel of property held by VeraSun or any of its Subsidiaries under a VeraSun Material Lease.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business. (a) Conduct of Business by US BioEnergy. Except as set forth in Section 4.01(a) of the US BioEnergy Disclosure Schedule, as otherwise expressly permitted by this Agreement, as may be required by applicable law, or as consented to in writing by VeraSun (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, US BioEnergy shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the US BioEnergy Disclosure Schedule, as otherwise expressly permitted by this Agreement, as may be required by applicable law, or as consented to in writing by VeraSun (such consent not to be unreasonably withheld), US BioEnergy shall not, and shall not permit any of its Subsidiaries to:

(i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of US BioEnergy to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for the deemed acceptance of shares upon cashless exercise of US BioEnergy Stock Options outstanding on the date of this Agreement);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or exchangeable for or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (x) the issuance of (or, in the case of US BioEnergy Restricted Stock Awards, delivery of) shares of US BioEnergy Common Stock upon the exercise of (or, in the case of US BioEnergy Restricted Stock Awards, vesting of) US BioEnergy Stock Awards as of the date of this Agreement in accordance with their terms on the date of this Agreement and (y) options and restricted stock awards issued after the date of this Agreement in accordance with Section 4.01(a)(ii) of the US BioEnergy Disclosure Schedule;

(iii) amend US BioEnergy’s Second Amended and Restated Articles of Incorporation, Second Amended and Restated By-laws or other comparable organizational documents of any of US BioEnergy’s Subsidiaries;

(iv) directly or indirectly acquire or agree to acquire (x) by merging or consolidating with, or by share exchange, or by purchasing assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) a significant portion of the assets of any other person;

(v) (x) sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien) any of its properties or other assets or sell, lease, license or otherwise dispose of any US BioEnergy Plants or material real property interests or material equipment or any interests therein or (y) enter into any material lease of real property, or materially amend or modify any US BioEnergy Material Lease;

(vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of US BioEnergy or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) short-term borrowings incurred in the ordinary course of business pursuant to revolving credit agreements existing on the date of this Agreement, (y) scheduled borrowings under the loan agreements specified on Section 4.01(a)(vii) of the US BioEnergy Disclosure Schedule to fund construction of the US BioEnergy Plants and (z) intercompany indebtedness between US BioEnergy and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries, or (B) make any loans or advances to any other person (other than credit extended to customers in the ordinary course of business and travel and similar advances to its employees in the ordinary course of business);

(vii) except for scheduled capital expenditures as set forth on Section 4.01(a)(vii) of the US BioEnergy Disclosure Schedule, make or agree to make any new capital expenditure or expenditures in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(viii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with its terms, of any liability recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of US BioEnergy included in the US BioEnergy Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business, (B) cancel any material indebtedness, (C) waive or assign any claims or rights of material value, (D) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which US BioEnergy or any of its Subsidiaries is a party or (E) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which US BioEnergy or any of its Subsidiaries is a party;

(ix) except as contemplated hereby, enter into, adopt or amend in any material respect or terminate any US BioEnergy Benefit Plan, US BioEnergy Benefit Agreement, collective bargaining agreement, employment agreement, incentive agreement, deferred compensation agreement, consulting agreement, severance agreement, retention agreement, change in control agreement, termination agreement, indemnification agreement, equity or equity-based compensation agreement or any other compensatory agreement, plan or policy involving US BioEnergy or any of its Subsidiaries, and one or more of its current or former directors, officers , employees or independent contractors, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

(x) except as contemplated by this Agreement, amend or modify any US BioEnergy Stock Award;

(xi) except for normal increases in the ordinary course of business that, in the aggregate, do not materially increase benefits or compensation expenses of US BioEnergy or its Subsidiaries, or as contemplated hereby or by the terms of any Contract the existence of which does not constitute a violation of this Agreement, increase the compensation, bonus or other benefits of any director, officer or other employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

(xii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of US BioEnergy and its Subsidiaries other than in the ordinary course of business or on a non-exclusive basis not materially different from past practices;

(xiii) enter into (1) any material Contract that would be of a type referred to in Section 3.01(k)(ii)(A), (B) or (E), or (2) any other material Contract that would be of a type referred to in Section 3.01(k)(ii)(C) or (D) and, in the case of this clause (2), that would be reasonably likely to impair in any material respect the ability of US BioEnergy and its Subsidiaries to conduct their business as currently conducted;

(xiv) modify, amend or terminate any Material Contract or any material Contract listed or required to be listed in Section 3.01(k)(ii) of the US BioEnergy Disclosure Schedule or waive, release or assign any material rights or claims thereunder except in the ordinary course of business;

(xv) make any material tax election or settle or compromise any material tax liability other than in the ordinary course of business;

(xvi) liquidate or dissolve or adopt a plan of complete or partial liquidation or dissolution;

(xvii) make any change in accounting methods, principles or practices unless required by GAAP or the SEC; or

(xviii) authorize, commit, resolve or agree to take any of the foregoing actions.

(b) Conduct of Business by VeraSun. Except as set forth in Section 4.01(b) of the VeraSun Disclosure Schedule, as otherwise expressly permitted by this Agreement, as may be required by applicable law, or as consented to in writing by US BioEnergy (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, VeraSun shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(b) of the VeraSun Disclosure Schedule, as otherwise expressly permitted by this Agreement, as may be required by applicable law or as consented to in writing by US BioEnergy (such consent not to be unreasonably withheld), VeraSun shall not, and shall not permit any of its Subsidiaries to:

(i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of VeraSun to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for the deemed acceptance of shares upon cashless exercise of VeraSun Stock Options outstanding on the date of this Agreement);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or exchangeable for any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (x) the issuance of (or, in the case of VeraSun Restricted Stock Awards, delivery of) shares of VeraSun Common Stock upon the exercise of (or, in the case of VeraSun Restricted Stock Awards, vesting of) VeraSun Stock Awards as of the date of this Agreement in accordance with their terms on the date of this Agreement and (y) options and restricted stock awards issued after the date of this Agreement in accordance with Section 4.01(b)(ii) of the VeraSun Disclosure Schedule;

(iii) amend VeraSun’s Articles of Incorporation or By-laws or other comparable organizational documents of any of VeraSun’s Subsidiaries;

(iv) directly or indirectly acquire or agree to acquire (x) by merging or consolidating with, or by share exchange, or by purchasing assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) a significant portion of the assets of any other person;

(v) (x) sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien) any of its properties or other assets or sell, lease, license or otherwise dispose of any VeraSun Plants or material real property interests or material equipment or any interests therein or (y) enter into any material lease of real property, or materially amend or modify any VeraSun Material Lease;

(vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of VeraSun or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) short-term borrowings incurred in the ordinary course of business pursuant to revolving credit agreements existing on the date of this Agreement, (y) scheduled borrowings under the loan agreements specified on Section 4.01(b)(vii) of the VeraSun Disclosure Schedule to fund construction of the VeraSun Plants and (z) intercompany indebtedness between VeraSun and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries, or (B) make any loans or advances to any other person (other than credit extended to customers in the ordinary course of business and travel and similar advances to its employees in the ordinary course of business);

(vii) except for scheduled capital expenditures as set forth on Section 4.01(b)(vii) of the VeraSun Disclosure Schedule, make or agree to make any new capital expenditure or expenditures in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(viii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with its terms, of any liability recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of VeraSun included in the VeraSun Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business, (B) cancel any material indebtedness, (C) waive or assign any claims or rights of material value, (D) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which VeraSun or any of its Subsidiaries is a party or (E) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which VeraSun or any of its Subsidiaries is a party;

(ix) except as contemplated hereby, enter into, adopt or amend in any material respect or terminate any VeraSun Benefit Plan, VeraSun Benefit Agreement, collective bargaining agreement, employment agreement, incentive agreement, deferred compensation agreement, consulting agreement, severance agreement, retention agreement, change in control agreement, termination agreement, indemnification agreement, equity or equity-based compensation agreement or any other compensatory agreement, plan or policy involving VeraSun or any of its Subsidiaries, and one or more of its current or former directors, officers , employees or independent contractors, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

(x) except as contemplated by this Agreement, amend or modify any VeraSun Stock Award;

(xi) except for normal increases in the ordinary course of business that, in the aggregate, do not materially increase benefits or compensation expenses of VeraSun or its Subsidiaries, or as contemplated hereby or by the terms of any Contract the existence of which does not constitute a violation of this Agreement, increase the compensation, bonus or other benefits of any director, officer or other employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

(xii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of VeraSun and its Subsidiaries other than in the ordinary course of business or on a non-exclusive basis not materially different from past practices;

(xiii) enter into (1) any material Contract that would be of a type referred to in Section 3.02(k)(ii)(A) or (D), or (2) any other material Contract that would be of a type referred to in Section 3.02(k)(ii)(B) or (C) and, in the case of this clause (2), that would be reasonably likely to impair in any material respect the ability of VeraSun and its Subsidiaries to conduct their business as currently conducted;

(xiv) modify, amend or terminate any Material Contract or any material Contract listed or required to be listed in Section 3.02(k)(ii) of the VeraSun Disclosure Schedule or waive, release or assign any material rights or claims thereunder except in the ordinary course of business;

(xv) make any material tax election or settle or compromise any material tax liability other than in the ordinary course of business;

(xvi) liquidate or dissolve or adopt a plan of complete or partial liquidation or dissolution;

(xvii) make any change in accounting methods, principles or practices unless required by GAAP or the SEC; or

(xviii) authorize, commit, resolve or agree to take any of the foregoing actions.

(c) Advice of Changes. To the extent consistent with applicable law, (i) US BioEnergy shall promptly advise VeraSun orally and in writing to the extent it has Knowledge of any material event, development or occurrence that would reasonably be expected to give rise to the failure of a condition set forth in Sections 6.02(a) or (b) and (ii) VeraSun shall promptly advise US BioEnergy orally and in writing to the extent it has Knowledge of any material event, development or occurrence that would reasonably be expected to give rise to the failure of a condition set forth in Sections 6.03(a) or (b). No notification pursuant to this Section 4.01(c) shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or any of the Shareholders Agreements.

SECTION 4.02. No Solicitation by US BioEnergy. (a) From and after the date of this Agreement, US BioEnergy shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any of their respective directors, officers or employees or any Representatives retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any US BioEnergy Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any US BioEnergy Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of US BioEnergy or any of its Subsidiaries shall be a breach of this Section 4.02(a) by US BioEnergy. US BioEnergy shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any US BioEnergy Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the US BioEnergy Shareholder Approval, in response to a bona fide written US BioEnergy Takeover Proposal that the Board of Directors of US BioEnergy reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a US BioEnergy Superior Proposal, and which US BioEnergy Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 4.02(a), US BioEnergy may, subject to compliance with Section 4.02(c), (x) furnish information with respect to US BioEnergy and its Subsidiaries to the person making such US BioEnergy Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to VeraSun or is provided to VeraSun prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such US BioEnergy Takeover Proposal (and its Representatives) regarding such US BioEnergy Takeover Proposal.

The term “US BioEnergy Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Subsidiary of US BioEnergy) or businesses that constitute 15% or more of the revenues, net income or assets of US BioEnergy and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of US BioEnergy, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of US BioEnergy, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving US BioEnergy or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of US BioEnergy or of any resulting parent company of US BioEnergy (or of any resulting entity in the case of a “parent to parent” transaction), in each case other than the transactions contemplated by this Agreement.

The term “US BioEnergy Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 80% of the shares of US BioEnergy Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of US BioEnergy, which the Board of Directors of US BioEnergy reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of US BioEnergy from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by VeraSun in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of US BioEnergy nor any committee thereof shall (i) (A) withdraw (or qualify or modify in a manner adverse to VeraSun), or publicly propose to withdraw (or qualify or modify in a manner adverse to VeraSun), the approval, adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any US BioEnergy Takeover Proposal (any action described in this clause (i) being referred to as a “US BioEnergy Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow US BioEnergy or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any US BioEnergy Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (a “US BioEnergy Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the US BioEnergy Shareholder Approval and subject to Section 4.02(c), the Board of Directors of US BioEnergy may, in response to a US BioEnergy Takeover Proposal that the Board of Directors of US BioEnergy reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a US BioEnergy Superior Proposal and that was unsolicited and made after the date of this Agreement and that did not otherwise result from a breach of this Section 4.02, cause US BioEnergy to terminate this Agreement and concurrently with or after such termination enter into a US BioEnergy Acquisition Agreement in respect of such US BioEnergy Superior Proposal; provided, however, that US BioEnergy shall not be entitled to exercise its right to terminate this Agreement pursuant hereto until after the fifth Business Day following VeraSun’s receipt of written notice (a “Notice of US BioEnergy Superior Proposal”) from US BioEnergy advising VeraSun that the Board of Directors of US BioEnergy intends to take such action and specifying the reasons therefor, including the terms and conditions of any US BioEnergy Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such US BioEnergy Superior Proposal shall require a new Notice of US BioEnergy Superior Proposal and a new five Business Day period). In determining whether to cause US BioEnergy to so terminate this Agreement, the Board of Directors of US BioEnergy shall take into account any changes to the financial terms of this Agreement proposed by VeraSun in response to a Notice of US BioEnergy Superior Proposal or otherwise.

(c) In addition to the obligations of US BioEnergy set forth in paragraphs (a) and (b) of this Section 4.02, US BioEnergy shall promptly advise VeraSun orally and in writing of any US BioEnergy Takeover Proposal, the material terms and conditions of any such US BioEnergy Takeover Proposal (including any changes thereto) and the identity of the person making any such US BioEnergy Takeover Proposal. US BioEnergy shall (x) keep VeraSun fully informed in all material respects of the status and details (including any change to the terms thereof) of any US BioEnergy Takeover Proposal and (y) provide to VeraSun as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to US BioEnergy or any of its Subsidiaries from any person that describes any of the terms or conditions of any US BioEnergy Takeover Proposal.

(d) Nothing contained in this Section 4.02 shall prohibit US BioEnergy from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14a-9 under the Exchange Act or (y) making any disclosure to the shareholders of US BioEnergy that is required by applicable law; provided, however, that in no event shall US BioEnergy or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b) (it being understood that any accurate disclosure of factual information to the shareholders of US BioEnergy that is required to be made to such shareholders under applicable federal securities laws shall not be considered a modification prohibited by clause (i)(A) of Section 4.02(b)).

SECTION 4.03. No Solicitation by VeraSun. (a) From and after the date of this Agreement, VeraSun shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any of their respective directors, officers or employees or any Representatives retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any VeraSun Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any VeraSun Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of VeraSun or any of its Subsidiaries shall be a breach of this Section 4.03(a) by VeraSun. VeraSun shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any VeraSun Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the VeraSun Shareholder Approval, in response to a bona fide written VeraSun Takeover Proposal that the Board of Directors of VeraSun reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a VeraSun Superior Proposal, and which VeraSun Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 4.03(a), VeraSun may, subject to compliance with Section 4.03(c), (x) furnish information with respect to VeraSun and its Subsidiaries to the person making such VeraSun Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to US BioEnergy or is provided to US BioEnergy prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such VeraSun Takeover Proposal (and its Representatives) regarding such VeraSun Takeover Proposal.

The term “VeraSun Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Subsidiary of VeraSun) or businesses that constitute 15% or more of the revenues, net income or assets of VeraSun and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of VeraSun, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of VeraSun, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving VeraSun or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of VeraSun or of any resulting parent company of VeraSun (or of any resulting entity in the case of a “parent to parent” transaction), in each case other than the transactions contemplated by this Agreement.

The term “VeraSun Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 80% of the shares of VeraSun Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of VeraSun, which the Board of Directors of VeraSun reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of VeraSun from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by US BioEnergy in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of VeraSun nor any committee thereof shall (i) (A) withdraw (or qualify or modify in a manner adverse to US BioEnergy), or publicly propose to withdraw (or qualify or modify in a manner adverse to US BioEnergy), the approval, adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any VeraSun Takeover Proposal (any action described in this clause (i) being referred to as a “VeraSun Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow VeraSun or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any VeraSun Takeover Proposal (other than a confidentiality agreement referred to in Section 4.03(a)) (a “VeraSun Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the VeraSun Shareholder Approval and subject to Section 4.03(c), the Board of Directors of VeraSun may, in response to a VeraSun Takeover Proposal that the Board of Directors of VeraSun reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a VeraSun Superior Proposal and that was unsolicited and made after the date of this Agreement and that did not otherwise result from a breach of this Section 4.03, cause VeraSun to terminate this Agreement and concurrently with or after such termination enter into a VeraSun Acquisition Agreement in respect of such VeraSun Superior Proposal; provided, however, that VeraSun shall not be entitled to exercise its right to terminate this Agreement pursuant hereto until after the fifth Business Day following US BioEnergy’s receipt of written notice (a “Notice of VeraSun Superior Proposal”) from VeraSun advising VeraSun that the Board of Directors of VeraSun intends to take such action and specifying the reasons therefor, including the terms and conditions of any VeraSun Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such VeraSun Superior Proposal shall require a new Notice of VeraSun Superior Proposal and a new five Business Day period). In determining whether to cause VeraSun to so terminate this Agreement, the Board of Directors of VeraSun shall take into account any changes to the financial terms of this Agreement proposed by US BioEnergy in response to a Notice of VeraSun Superior Proposal or otherwise.

(c) In addition to the obligations of VeraSun set forth in paragraphs (a) and (b) of this Section 4.03, VeraSun shall promptly advise US BioEnergy orally and in writing of any VeraSun Takeover Proposal, the material terms and conditions of any such VeraSun Takeover Proposal (including any changes thereto) and the identity of the person making any such VeraSun Takeover Proposal. VeraSun shall (x) keep US BioEnergy fully informed in all material respects of the status and details (including any change to the terms thereof) of any VeraSun Takeover Proposal and (y) provide to US BioEnergy as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to VeraSun or any of its Subsidiaries from any person that describes any of the terms or conditions of any VeraSun Takeover Proposal.

(d) Nothing contained in this Section 4.03 shall prohibit VeraSun from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a)

under the Exchange Act or a statement required under Rule 14a-9 under the Exchange Act or (y) making any disclosure to the shareholders of VeraSun that is required by applicable law; provided, however, that in no event shall VeraSun or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.03(b) (it being understood that any accurate disclosure of factual information to the shareholders of VeraSun that is required to be made to such shareholders under applicable federal securities laws shall not be considered a modification prohibited by clause (i)(A) of Section 4.03(b)).

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Form S-4 and Joint Proxy Statement; Shareholder Meetings. (a) As soon as practicable following the date of this Agreement, US BioEnergy and VeraSun shall jointly prepare and file with the SEC the Joint Proxy Statement and US BioEnergy and VeraSun shall prepare and VeraSun shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of US BioEnergy and VeraSun shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to complete the Merger. US BioEnergy will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to US BioEnergy’s shareholders, and VeraSun will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to VeraSun’s shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. VeraSun shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of VeraSun Common Stock in the Merger and each party shall furnish all information concerning itself and the holders of its capital stock as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by VeraSun, or the Joint Proxy Statement will be made by VeraSun or US BioEnergy, without the consent of the other party (not to be unreasonably withheld or delayed). VeraSun will advise US BioEnergy, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the VeraSun Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to US BioEnergy copies of all correspondence and filings with the SEC with respect to the Form S-4. US BioEnergy will inform VeraSun, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to VeraSun copies of all correspondence and filings with the SEC with respect to the Joint Proxy Statement. If at any time prior to the Effective Time any information relating to US BioEnergy or VeraSun, or any of their respective Affiliates, directors or officers, should be discovered by US BioEnergy or VeraSun which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of VeraSun and the shareholders of US BioEnergy. For purposes of Sections 3.01(f), 3.02(f) and 5.01, information concerning or related to VeraSun, its Subsidiaries or the VeraSun Shareholders Meeting will be deemed to have been provided by VeraSun, and information concerning or related to US BioEnergy, its Subsidiaries or the US BioEnergy Shareholders Meeting will be deemed to have been provided by US BioEnergy.

(b) US BioEnergy (i) shall establish a record date for and, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “US BioEnergy Shareholders Meeting”) for the purpose of obtaining US BioEnergy Shareholder Approval and (ii) shall (1) through the US BioEnergy Board of Directors, recommend to its shareholders that they give the US BioEnergy Shareholder Approval and include such recommendation in the Joint Proxy Statement and (2) solicit from holders of shares of US BioEnergy Common Stock entitled to vote at the US BioEnergy Shareholders Meeting proxies in favor of obtaining the US BioEnergy Shareholder Approval. Without limiting the generality of the foregoing, US BioEnergy agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to US BioEnergy of any US BioEnergy Takeover Proposal.

(c) VeraSun (i) shall establish a record date for and, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “VeraSun Shareholders Meeting”) for the purpose of obtaining VeraSun Shareholder Approval and (ii) shall (1) through the VeraSun Board of Directors, recommend to its shareholders that they give the VeraSun Shareholder Approval and include such recommendation in the Joint Proxy Statement and (2) solicit from holders of shares of VeraSun Common Stock entitled to vote at the VeraSun Shareholders Meeting proxies in favor of obtaining the VeraSun Shareholder Approval. Without limiting the generality of the foregoing, VeraSun agrees that its obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to VeraSun of any VeraSun Takeover Proposal.

(d) US BioEnergy and VeraSun will use their reasonable best efforts to hold the US BioEnergy Shareholders Meeting and the VeraSun Shareholders Meeting on the same date and as soon as practicable after the date of this Agreement.

SECTION 5.02. Access to Information; Confidentiality. Subject to the existing confidentiality agreement dated as of October 24, 2007 (the “Confidentiality Agreement”), between VeraSun and US BioEnergy, upon reasonable notice, each of VeraSun and US BioEnergy shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of VeraSun and US BioEnergy shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither VeraSun nor US BioEnergy shall be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would result in a waiver of the attorney-client privilege or the protection afforded attorney work-product. VeraSun and US BioEnergy shall use reasonable best efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any such information requested to be provided by it. No review pursuant to this Section 5.02 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto or the satisfaction of any closing condition. Each of VeraSun and US BioEnergy will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

SECTION 5.03. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Shareholders Agreements, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any of the Shareholders Agreements or the consummation of the Merger or the other transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Shareholders Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Shareholders Agreements.

(b) In connection with and without limiting the foregoing, each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by this Agreement, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a Governmental Entity in connection with the transactions contemplated by this Agreement and the material communications between such party and such Governmental Entity. Each party shall without limitation: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Entity, (3) not participate in any meeting or have any communication with any such Governmental Entity unless it has given the other an opportunity to consult with it in advance and to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate therein, (4) furnish the other with copies of all filings and communications between it and any such Governmental Entity with respect to the transactions contemplated by this Agreement, and (5) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Such materials and the information contained therein shall be given only to the outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers, or directors of their client unless express permission is obtained in advance from the disclosing party or its legal counsel.

(c) In connection with and without limiting the foregoing, US BioEnergy and its Board of Directors and VeraSun and its Board of Directors shall each use their respective reasonable best efforts to: (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Shareholders Agreements or the Merger or any of the other transactions contemplated by this Agreement or any of the Shareholders Agreements and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, any of the Shareholders Agreements, the Merger or any other transactions contemplated by this Agreement or any of the Shareholders Agreements, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Shareholders Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Shareholders Agreements and otherwise to minimize the effect of such statute or regulation on this Agreement, the Shareholders Agreements, the Merger and the other transactions contemplated by this Agreement and the Shareholders Agreements. Nothing in this Agreement shall be deemed to require VeraSun or US BioEnergy to agree to, or proffer to, divest or hold separate any assets or any portion of any business of VeraSun, US BioEnergy or any of their respective Subsidiaries that is material to the business, financial condition or results of operations, of VeraSun, US BioEnergy and their respective Subsidiaries (after giving effect to the Merger), taken as a whole. Without limiting the generality of the foregoing, each of US BioEnergy and VeraSun shall give the other party the opportunity to participate in the defense of any litigation against US BioEnergy or VeraSun, as applicable, and/or its directors relating to the transactions contemplated by this Agreement and the Shareholders Agreements.

SECTION 5.04. US BioEnergy Equity Plans and Awards. (a) As of the Effective Time, all outstanding US BioEnergy Stock Options, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such US BioEnergy Stock Option, the number of shares of VeraSun Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of US BioEnergy Common Stock subject to such US BioEnergy Stock Option by the Exchange Ratio, at a price per share of VeraSun Common Stock equal to (A) the per share exercise price for the shares of US BioEnergy Common Stock otherwise purchasable pursuant to such US BioEnergy Stock Option divided by (B) the Exchange Ratio (each, as so adjusted, an “Adjusted Option”); provided that such exercise price shall be rounded up to the nearest whole cent.

(b) At the Effective Time, each US BioEnergy Restricted Stock Award then outstanding shall be converted, on the same terms and conditions as were applicable under such US BioEnergy Restricted Stock Award, into an award of VeraSun Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of US BioEnergy Common Stock subject to such US BioEnergy Restricted Stock Award by the Exchange Ratio (each, as so adjusted, an “Adjusted Restricted Stock Award”).

(c) The adjustments provided herein with respect to any US BioEnergy Stock Options to which Section 421(a) of the Code applies shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(d) Prior to the Effective Time, VeraSun shall take all necessary actions for the conversion of US BioEnergy Stock Options and US BioEnergy Restricted Stock Awards, including the reservation, issuance and listing of VeraSun Common Stock in a number at least equal to the number of shares of VeraSun Common Stock that will be subject to the Adjusted Options and Adjusted Restricted Stock Awards.

(e) Immediately following the Effective Time, VeraSun shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of VeraSun Common Stock equal to the number of shares subject to the Adjusted Options and Adjusted Restricted Stock Awards. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options, Adjusted Restricted Stock Awards or any unsettled awards granted under US BioEnergy Stock Plans after the Effective Time may remain outstanding.

(f) The Board of Directors of US BioEnergy (or, if appropriate, any committee administering the US BioEnergy ESPP) shall take such actions with respect to the US BioEnergy ESPP as are necessary to provide that (i) participation in the US BioEnergy ESPP shall be limited to those employees who were participants on the date of this Agreement, (ii) such participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of this Agreement, (iii) there shall not be any additional “Grant Dates” (as defined in the US BioEnergy ESPP) or new offering periods commencing following the date of this Agreement under the US BioEnergy ESPP, (iv) each offering period in progress under the US BioEnergy ESPP on the date of this Agreement (each, an “ESPP Offering Period”) shall end immediately prior to the Effective Time or, if earlier, on the last day of such ESPP Offering Period, and each participant under the US BioEnergy ESPP possessing purchase rights for such ESPP Offering Period shall be permitted to purchase, to the extent such purchase is funded through payroll deductions made under the US BioEnergy ESPP, the number of shares of US BioEnergy Common Stock contemplated by such purchase rights and (v) following the purchase of US BioEnergy Common Stock with respect to such ESPP Offering Periods, the US BioEnergy ESPP shall terminate.

SECTION 5.05. Employee Benefit Plans; Existing Agreements. (a) During the one-year period following the Effective Time (the “Transition Period”), VeraSun shall cause the Surviving Corporation to either maintain the benefit programs (other than equity-based arrangements) provided by US BioEnergy and its Subsidiaries before the Effective Time or replace all or any such programs with programs maintained for similarly situated employees of VeraSun; provided that the aggregate level of benefits (other than equity-based arrangements) provided during the Transition Period shall be no less favorable than the aggregate level of benefits (other than equity-based arrangements) provided by US BioEnergy and its Subsidiaries before the Effective Time. To the extent that any plan of VeraSun or any of its Affiliates (a “VeraSun Plan”) becomes applicable to any employee or former employee of US BioEnergy or its Subsidiaries, VeraSun shall grant, or cause to be granted, to such employees or former employees credit for their service with US BioEnergy and its Subsidiaries (and any of their predecessors) for the purpose of determining eligibility to participate and nonforfeitability of benefits under such VeraSun Plan and for purposes of benefit accrual under vacation and severance pay plans (but only to the extent such service was credited under similar plans of US BioEnergy and its Subsidiaries and would not result in a duplication of benefits).

(b) With respect to any welfare benefit plan of VeraSun or its Affiliates made available to individuals who immediately prior to the Closing Date were employees of US BioEnergy or any of its Subsidiaries, VeraSun shall, or shall cause the Surviving Corporation to, waive any waiting periods, pre-existing condition exclusions and actively-at-work requirements to the extent such provisions were inapplicable immediately before such plan was made available and provide that any expenses incurred on or before the date such plan was made available by any such individual or such individual’s covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

SECTION 5.06. Indemnification, Exculpation and Insurance. (a) VeraSun and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of US BioEnergy or its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of US BioEnergy as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that VeraSun or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, VeraSun shall cause proper provision to be made so that the successors and assigns of VeraSun or the Surviving Corporation, as applicable, assume the obligations of VeraSun or the Surviving Corporation, as applicable, set forth in this Section 5.06 In the event that VeraSun takes any action to materially impair the financial ability of the Surviving Corporation to satisfy the obligations referred to in Section 5.06, VeraSun will either guarantee such obligations or take such other action to insure that the ability of the Surviving Corporation to satisfy such obligations will not be diminished in any material respect.

(c) For six years from and after the Effective Time, VeraSun shall maintain in effect US BioEnergy’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time covering each person currently covered by US BioEnergy’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that VeraSun may substitute therefor policies of VeraSun or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, however, that in no event shall VeraSun be required to pay annual premiums for insurance under this Section 5.06(c) in excess of 250% of the amount of the annual premiums paid by US BioEnergy in 2006 as set forth in Section 5.06(c) of the US BioEnergy Disclosure Schedule; provided that VeraSun shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount. Alternatively, at US BioEnergy’s option, prior to the Effective Time, US BioEnergy may purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as US BioEnergy’s current directors’ and officers’ liability insurance with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that in no event shall any such policy require payment of annual premiums for such insurance in excess of 250% of the amount of the annual premiums paid by US BioEnergy in 2006 as set forth in Section 5.06(c) of the US BioEnergy Disclosure Schedule. If such “tail” prepaid policy has been obtained in accordance with this Section 5.06(c), VeraSun shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) The provisions of this Section 5.06 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. VeraSun will pay (as incurred) all out-of-pocket expenses, including reasonable fees and expenses of counsel, that a current or former director or officer of US BioEnergy may incur in enforcing the indemnity and other obligations provided for in this Section 5.06.

SECTION 5.07. Fees and Expenses. (a) Except as provided in this Section 5.07, all fees and expenses incurred in connection with the Merger, this Agreement, the Shareholders Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of VeraSun and US BioEnergy shall bear and pay one-half of (1) the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filing fees for the premerger notification and report forms under the HSR Act.

(b) In the event that (i) this Agreement is terminated by US BioEnergy pursuant to Section 7.01(g) or (ii) (A) prior to the obtaining of the US BioEnergy Shareholder Approval, a US BioEnergy Takeover Proposal shall have been made to US BioEnergy or shall have been made directly to the shareholders of US BioEnergy generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a US BioEnergy Takeover Proposal, (B) thereafter this Agreement is terminated by either VeraSun or US BioEnergy pursuant to Section 7.01(b)(i) (but only if a vote to obtain the US BioEnergy Shareholder Approval or the US BioEnergy Shareholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, US BioEnergy enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any US BioEnergy Takeover Proposal, then US BioEnergy shall pay VeraSun a fee equal to $42,000,000 (the “US BioEnergy Termination Fee”) by wire transfer of same-day funds on (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C). For purposes of clause (ii)(C) of the immediately preceding sentence only, the term “US BioEnergy Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(a) except that all references to “15%” therein shall be deemed to be references to “35%”.

(c) In the event that (i) this Agreement is terminated by VeraSun pursuant to Section 7.01(h) or (ii) (A) prior to the obtaining of the VeraSun Shareholder Approval, a VeraSun Takeover Proposal shall have been made to VeraSun or shall have been made directly to the shareholders of VeraSun generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a VeraSun Takeover Proposal, (B) thereafter this Agreement is terminated by either VeraSun or US BioEnergy pursuant to Section 7.01(b)(i) (but only if a vote to obtain the VeraSun Shareholder Approval or the VeraSun Shareholders’ Meeting has not been held) or Section 7.01(b)(ii) and (C) within 12 months after such termination, VeraSun enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any VeraSun Takeover Proposal, then VeraSun shall pay US BioEnergy a fee equal to $61,000,000 (the “VeraSun Termination Fee”) by wire transfer of same-day funds on (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C). For purposes of clause (ii)(C) of the immediately preceding sentence only, the term “VeraSun Takeover Proposal” shall have the meaning assigned to such term in Section 4.03(a) except that all references to “15%” therein shall be deemed to be references to “35%”.

(d) US BioEnergy acknowledges that the agreements contained in Section 5.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, VeraSun would not enter into this Agreement; accordingly, if US BioEnergy fails promptly to pay the amount due pursuant to Section 5.07(b), and, in order to obtain such payment, VeraSun commences a suit that results in a judgment against US BioEnergy for the fees set forth in Section 5.07(b), US BioEnergy shall pay to VeraSun its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

(e) VeraSun acknowledges that the agreements contained in Section 5.07(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, US BioEnergy would not enter into this Agreement; accordingly, if VeraSun fails promptly to pay the amount due pursuant to Section 5.07(c), and, in order to obtain such payment, US BioEnergy commences a suit that results in a judgment against VeraSun for the fees set forth in Section 5.07(c), VeraSun shall pay to US BioEnergy its out-of-pocket costs and expenses (including attorneys fees and expenses) in connection with such suit, together with interest on the amount due at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

SECTION 5.08. Public Announcements. Promptly after the date of this Agreement, VeraSun and US BioEnergy will develop a joint communications plan and, except as required by law, each party hereto shall use its reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Shareholders Agreements shall be consistent with such joint communications plan. VeraSun and US BioEnergy will consult with each other before issuing any press release or otherwise making any written public statement with respect to the transactions contemplated by this Agreement, including the Merger and the Shareholders Agreements, and shall not issue any such press release or make any such written public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Shareholders Agreements shall be in the form heretofore agreed to by the parties.

SECTION 5.09. Affiliates. US BioEnergy shall deliver to VeraSun at least 30 days prior to the Closing Date a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the shareholders of US BioEnergy, “affiliates” of US BioEnergy for purposes of Rule 145 under the Securities Act (to the extent then applicable) and applicable SEC rules and regulations. US BioEnergy shall use its reasonable best efforts to cause each such person to deliver to VeraSun at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto; provided that the failure of any such letter to be delivered shall not result in a failure of a condition to Closing.

SECTION 5.10. Stock Exchange Listing. VeraSun shall use reasonable best efforts to cause the VeraSun Common Stock issuable in the Merger and pursuant to Section 5.04 to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

SECTION 5.11. Tax Treatment. Each of VeraSun, US BioEnergy and Sub shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.02(c) and 6.03(c), including the letters of representation referred to therein. No party shall take any action, cause or permit any action to be taken, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 5.12. Transfer Taxes. If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation.

SECTION 5.13. Shareholders Agreements Legends. (a) Promptly after the date of this Agreement, US BioEnergy will use its reasonable best efforts to inscribe upon any certificate representing Subject Shares (as defined in the US BioEnergy Shareholders Agreement) the following legend: “THE SHARES OF COMMON STOCK, PAR VALUE $.01, PER SHARE, OF US BIOENERGY, REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF NOVEMBER 29, 2007, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF US BIOENERGY”; and US BioEnergy will use its reasonable best efforts to return such certificate containing such inscription to such Shareholder within three Business Days following US BioEnergy’s receipt thereof. Until the termination of the US BioEnergy Shareholders Agreement, US BioEnergy shall not permit or register the transfer of any Subject Shares other than in compliance with the US BioEnergy Shareholders Agreement.

(b) Promptly after the date of this Agreement, VeraSun will use its reasonable best efforts to inscribe upon any certificate representing Subject Shares (as defined in the VeraSun Shareholders Agreement) the following legend: “THE SHARES OF COMMON STOCK, PAR VALUE $.01, PER SHARE, OF VERASUN, REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF NOVEMBER 29, 2007, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF VERASUN”; and VeraSun will use its reasonable best efforts to return such certificate containing such inscription to such Shareholder within three Business Days following VeraSun’s receipt thereof. Until the termination of the VeraSun Shareholders Agreement, VeraSun shall not permit or register the transfer of any Subject Shares other than in compliance with the VeraSun Shareholders Agreement.

SECTION 5.14. Rule 16b-3 under the Exchange Act. Prior to the Effective Time, each of VeraSun and US BioEnergy shall use its reasonable best efforts to cause any dispositions of US BioEnergy Common Stock (including derivative securities with respect to US BioEnergy Common Stock) or acquisitions of VeraSun Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to US BioEnergy to be exempt under Rule 16b-3 promulgated under the Exchange Act, such efforts to include all steps required be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

SECTION 5.15. Accountant’s Letters. Each of VeraSun and US BioEnergy shall use reasonable best efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the Form S-4 is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of any such letter to be delivered shall not result in a failure of a condition to Closing.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. Each of the US BioEnergy Shareholder Approval and the VeraSun Shareholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) Stock Exchange Listing. The shares of VeraSun Common Stock issuable to US BioEnergy’s shareholders and pursuant to Section 5.04 as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

SECTION 6.02. Conditions to Obligations of VeraSun and Sub. The obligation of VeraSun and Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of US BioEnergy contained in (i) the first sentence of Section 3.01(g) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of such time, (ii) Section 3.01(c) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) any other provision of Section 3.01 (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect, Material Adverse Change or any similar standard or qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on US BioEnergy. VeraSun shall have received a certificate signed on behalf of US BioEnergy by the chief executive officer of US BioEnergy to such effect.

(b) Performance of Obligations of US BioEnergy. US BioEnergy shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. VeraSun shall have received a certificate signed on behalf of US BioEnergy by the chief executive officer of US BioEnergy to such effect.

(c) Tax Opinion. VeraSun shall have received from Cravath, Swaine & Moore LLP, counsel to VeraSun, on the date on which the Form S-4 is filed with the SEC and on the Closing Date, an opinion, in each case dated as of such respective dates and to the effect that: (i) the Merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) US BioEnergy, VeraSun and Sub will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code; provided that if Cravath, Swaine & Moore LLP does not render such opinion to VeraSun, this condition shall nonetheless be deemed satisfied if Skadden, Arps, Slate, Meagher & Flom LLP renders such opinion to VeraSun (it being agreed that US BioEnergy and VeraSun shall each provide reasonable cooperation to Skadden, Arps, Slate, Meagher & Flom LLP or Cravath, Swaine & Moore LLP, as the case may be, to enable them to render such opinion). In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP or Cravath, Swaine & Moore LLP, as the case may be, shall be entitled to require and rely upon letters acceptable to them and customary for transactions of this type setting forth factual statements and representations regarding the facts in existence at the applicable time, including from officers of US BioEnergy, VeraSun and Merger Sub, and upon assumptions regarding the facts in existence at the applicable time.

SECTION 6.03. Conditions to Obligations of US BioEnergy. The obligation of US BioEnergy to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of the VeraSun and Sub contained in (i) the first sentence of Section 3.02(g) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of such time, (ii) Section 3.02(c) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) any other provision of Section 3.02 (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect, Material Adverse Change or any similar standard or qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on VeraSun. US BioEnergy shall have received a certificate signed on behalf of VeraSun by the chief executive officer of VeraSun to such effect.

(b) Performance of Obligations of VeraSun and Sub. VeraSun and Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date. US BioEnergy shall have received a certificate signed on behalf of VeraSun by the chief executive officer of VeraSun to such effect.

(c) Tax Opinion. US BioEnergy shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to US BioEnergy, on the date on which the Form S-4 is filed with the SEC and on the Closing Date, an opinion, in each case dated as of such respective dates and to the effect that: (i) the Merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) US BioEnergy, VeraSun and Sub will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code; provided that if Skadden, Arps, Slate, Meagher & Flom LLP does not render such opinion to US BioEnergy, this condition shall nonetheless be deemed satisfied if Cravath, Swaine & Moore LLP renders such opinion to US BioEnergy (it being agreed that US BioEnergy and VeraSun shall each provide reasonable cooperation to Skadden, Arps, Slate, Meagher & Flom LLP or Cravath, Swaine & Moore LLP, as the case may be, to enable them to render such opinion). In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP or Cravath, Swaine & Moore LLP, as the case may be, shall be entitled to require and rely upon letters acceptable to them and customary for transactions of this type setting forth factual statements and representations regarding the facts in existence at the applicable time, including from officers of US BioEnergy, VeraSun and Merger Sub, and upon assumptions regarding the facts in existence at the applicable time.

SECTION 6.04. Frustration of Closing Conditions. None of VeraSun, Sub or US BioEnergy may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Shareholders Agreements as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the VeraSun Shareholder Approval or the US BioEnergy Shareholder Approval:

(a) by mutual written consent of VeraSun and US BioEnergy;

(b) by either VeraSun or US BioEnergy:

(i) if the Merger shall not have been consummated by May 29, 2008; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose willful breach of a representation or warranty in this Agreement or whose other action or failure to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated by such time;

(ii) if the VeraSun Shareholder Approval shall not have been obtained at a VeraSun Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the matters subject to such approval was taken;

(iii) if the US BioEnergy Shareholder Approval shall not have been obtained at an US BioEnergy Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the matters subject to such approval was taken; or

(iv) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iv) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

(c) by VeraSun, if US BioEnergy shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) and (B) has not been or is incapable of being cured by US BioEnergy within 60 calendar days after its receipt of written notice from VeraSun;

(d) by US BioEnergy, if VeraSun shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b) and (B) has not been or is incapable of being cured by VeraSun within 60 calendar days after its receipt of written notice from US BioEnergy;

(e) by VeraSun, in the event US BioEnergy or any of its directors or officers shall make a US BioEnergy Adverse Recommendation Change or otherwise willfully and materially breach any provision of Section 4.02;

(f) by US BioEnergy, in the event VeraSun or any of its directors or officers shall make a VeraSun Adverse Recommendation Change or otherwise willfully and materially breach any provision of Section 4.03;

(g) by US BioEnergy in accordance with the terms and subject to the conditions of Section 4.02(b); or

(h) by VeraSun in accordance with the terms and subject to the conditions of Section 4.03(b).

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either US BioEnergy or VeraSun as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of VeraSun or US BioEnergy, other than the provisions of Section 3.01(q), Section 3.02(q), the last sentence of Section 5.02, Section 5.07, this Section 7.02 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after the US BioEnergy Shareholder Approval or the VeraSun Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of US BioEnergy or further approval of the shareholders of VeraSun without the further approval of such shareholders or shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 7.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of VeraSun or US BioEnergy, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by applicable law.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to VeraSun or Sub, to

VeraSun Energy Corporation
100 22nd Avenue
Brookings, South Dakota 57006
Facsimile No.: (605) 696-7250
Attention: General Counsel

with a copy (which shall not constitute effective notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Facsimile: (212) 474-3700

Attention: Faiza J. Saeed, Esq.;

and

(b)	if to US BioEnergy, to

US BioEnergy Corporation
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
Facsimile No.: (866) 908-1375
Attention: General Counsel

with a copy (which shall not constitute effective notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606

Facsimile No.: (312) 407-0411

Attention:	Brian W. Duwe, Esq.
Richard C. Witzel, Jr., Esq.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York or South Dakota;

(c) “VeraSun Plants” means the facilities of VeraSun under construction as of the date of this Agreement and located in Welcome, Minnesota; Hartley, Iowa; Bloomingberg, Ohio; and Reynolds, Indiana.

(d) “Knowledge” of any person that is not an individual means, with respect to any specific matter, the knowledge of such person’s Executive Officers (as such term is defined in Rule 3b-7 of the Exchange Act);

(e) “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with US BioEnergy or VeraSun, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Agreement, (iv) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the date of this Agreement, (v) general conditions in the industries in which such party and its Subsidiaries operate, (vi) the failure, in and of itself, of such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics after the date of this Agreement, or changes in the market price, credit rating or trading volume of such party’s securities after the date of this

Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect), and (vii) the announcement and pendency of this Agreement, the Shareholders Agreements and the transactions contemplated hereby and thereby, including any lawsuit in respect hereof or thereof, compliance with the covenants contained herein or therein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of such party or any of its Subsidiaries, except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that such party and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which such party and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect).

(f) “US BioEnergy Plants” means the facilities of US BioEnergy under construction as of the date of this Agreement and located in Dyersville, Iowa; Hankinson, North Dakota; Janesville, Minnesota and Marion, South Dakota.

(g) “Permitted Lien” means any (i) Liens securing indebtedness and identified (A) in the case of US BioEnergy, on the financial statements of US BioEnergy included in the US BioEnergy SEC Documents and (B) in the case of VeraSun, in the financial statements of VeraSun included in the VeraSun SEC Documents, (ii) mechanic’s, materialman’s, warehouseman’s, carrier’s and similar liens for labor, materials or supplies incurred arising by contract or under applicable law in the ordinary course of business with respect to obligations which are not yet due and payable or which are being contested by appropriate proceedings and for which adequate reserves have been established, (iii) purchase money security interests arising in the ordinary course of business, (iv) Liens for taxes, assessments and other governmental levies, fees or charges which are not delinquent or which are being contested by appropriate proceedings and for which adequate reserves have been established, (v) imperfections of title, Liens, claims, easements, covenants, conditions, restrictions, title defects and other charges and encumbrances of record and any items which may be disclosed by a current and accurate survey of the subject property, or (vi) imperfections of title, easements, covenants, conditions, restrictions, title and survey defects the existence of which does not and is not reasonably likely to impair materially the continued use and operation of the assets to which they relate in the conduct of the business as presently conducted or as it is intended to be conducted.

(h) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(i) “Representative” means any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative; and

(j) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The term “or” shall not be deemed to be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile) to the other parties.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Shareholders Agreements and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II (after the Effective Time), Section 5.04 and Section 5.06, are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 8.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF SOUTH DAKOTA ARE MANDATORILY APPLICABLE TO THE MERGER; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF SOUTH DAKOTA SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF US BIOENERGY, VERASUN AND THEIR RESPECTIVE BOARDS OF DIRECTORS.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.09. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York, or if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the United States District Court for the Southern District of New York, or if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the United States District Court for the Southern District of New York or if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, or in any other court or jurisdiction.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12. Absence of Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, VeraSun, Sub and US BioEnergy have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

VERASUN ENERGY CORPORATION,

by	/s/ Donald L. Endres
Name:	Donald L. Endres
Title:	Chief Executive Officer and President

HOST ACQUISITION CORPORATION,

by	/s/ Donald L. Endres
Name:	Donald L. Endres
Title:	President

US BIOENERGY CORPORATION,

by	/s/ Gordon W. Ommen
Name:	Gordon W. Ommen
Title:	Chief Executive Officer and President

ANNEX I

TO THE MERGER AGREEMENT

Index of Defined Terms

Term	Section
Accounting Rules	3.01(e)(i)
Adjusted Option	5.04
Adjusted Restricted Stock Award	5.04(a)(ii)
Affiliate	8.03(a)
Agreement	Preamble
Articles of Merger	1.03
Business Day	8.03(b)
Certificates	2.02(b)
Closing	1.02
Closing Date	1.02
Code	Recitals
Confidentiality Agreement	5.02
Contracts	3.01(d)
control	8.03(a)
Debt Agreements	3.01(d)
Effective Time	1.03
Environment	3.01(j)
Environmental Claim	3.01(j)
Environmental Law	3.01(j)
ERISA	3.01(l)
ESPP Offering Period	5.04(f)
Exchange Act	3.01(d)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(c)
Form S-4	3.01(f)
GAAP	3.01(e)(i)
Governmental Entity	3.01(d)
Hazardous Material	3.01(j)
HSR Act	3.01(d)
Intellectual Property Rights	3.01(s)(i)
Joint Proxy Statement	3.01(d)
Knowledge	8.03(d)
Liens	3.01(b)
Material Adverse Change	8.03(e)
Material Adverse Effect	8.03(e)
Material Contract	3.01(k)(i)
Merger	Recitals
Merger Consideration	2.01(c)
Notice of US BioEnergy Superior Proposal	4.02(a)

Notice of VeraSun Superior Proposal	4.03(a)
NYSE	3.02(d)
Permitted Lien	8.03(g)
person	8.03(h)
Representatives	8.03(i)
Release	3.01(j)
Restraints	6.01(c)
SDBCA	1.01
SEC	3.01(d)
Securities Act	3.01(e)(i)
Shareholders Agreements	Recitals
SOX	3.01(e)(i)
Sub	Preamble
Sub Common Stock	3.02(c)(ii)
Subsidiary	8.03(j)
Surviving Corporation	1.01
taxes	3.01(m)(ix)
Transition Period	5.05(a)
US BioEnergy	Preamble
US BioEnergy Acquisition Agreement	4.02(b)
US BioEnergy Adverse Recommendation Change	4.02(b)
US BioEnergy Benefit Agreement	3.01(l)(i)
US BioEnergy Benefit Plan	3.01(l)(i)
US BioEnergy Common Stock	Recitals
US BioEnergy Commonly Controlled Entity	3.01(l)
US BioEnergy Consolidated Group	3.01(m)(ix)
US BioEnergy Disclosure Schedule	3.01
US BioEnergy ESPP	3.01(c)
US BioEnergy Filed SEC Documents	3.01
US BioEnergy Material Leases	3.01(t)(ii)
US BioEnergy Owned Real Estate	3.01(t)(i)
US BioEnergy Permits	3.01(i)
US BioEnergy Plants	8.03(f)
US BioEnergy Preferred Stock	3.01(c)
US BioEnergy Principal Shareholders	Recitals
US BioEnergy Restricted Stock Award	3.01(c)
US BioEnergy SEC Documents	3.01(e)(i)
US BioEnergy Shareholders Agreement	Recitals
US BioEnergy Shareholder Approval	3.01(n)
US BioEnergy Shareholders Meeting	5.01(b)
US BioEnergy Stock Awards	3.01(c)
US BioEnergy Stock Options	3.01(c)
US BioEnergy Stock Plans	3.01(c)
US BioEnergy Superior Proposal	4.02(a)
US BioEnergy Takeover Proposal	4.02(a)
US BioEnergy Termination Fee	5.07(b)

2

VeraSun	Preamble
VeraSun Acquisition Agreement	4.03(b)
VeraSun Adverse Recommendation Change	4.03(b)
VeraSun Benefit Agreement	3.02(l)(i)
VeraSun Benefit Plan	3.02(l)(i)
VeraSun Common Stock	Recitals
VeraSun Commonly Controlled Entity	3.02(l)(i)
VeraSun Consolidated Group	3.02(m)(vi)
VeraSun Disclosure Schedule	3.02
VeraSun Filed SEC Documents	3.02
VeraSun Material Leases	3.02(u)(ii)
VeraSun Owned Real Estate	3.02(u)(i)
VeraSun Permits	3.02(i)
VeraSun Plan	5.05(a)
VeraSun Plant	8.03(c)
VeraSun Preferred Stock	3.02(c)(i)
VeraSun Principal Shareholders	Recitals
VeraSun Restricted Stock Awards	3.02(c)(i)
VeraSun SEC Documents	3.02(e)
VeraSun Shareholder Approval	3.02(n)
VeraSun Shareholders Agreement	Recitals
VeraSun Shareholders Meeting	5.01(c)
VeraSun Stock Awards	3.02(c)(i)
VeraSun Stock Option	3.02(c)(i)
VeraSun Stock Plans	3.02(c)(i)
VeraSun Superior Proposal	4.03(a)
VeraSun Takeover Proposal	4.03(a)
VeraSun Termination Fee	5.07(c)
VeraSun Warrants	3.02(c)

3

Index of schedules*

US BioEnergy Disclosure Schedule

Schedule 3.01(b)	Subsidiaries
Schedule 3.01(c)(i)	Capital Structure
Schedule 3.01(d)	Authority; Noncontravention
Schedule 3.01(e)	Undisclosed Liabilities
Schedule 3.01(e)(iii)	Accounting and Disclosure Controls
Schedule 3.01(e)(iv)	Subsidiary Reporting Requirements
Schedule 3.01(g)	Absence of Certain Changes or Events
Schedule 3.01(j)	Environmental Matters
Schedule 3.01(k)(i)	Material Contracts
Schedule 3.01(k)(ii)	Contracts; Non-Competition
Schedule 3.01(l)(i)(A)	ERISA; Employee Benefit Plans
Schedule 3.01(l)(i)(B)	Employment and Consulting Contracts
Schedule 3.01(l)(iv)	Change of Control; Effect on Benefit Plans
Schedule 3.01(m)(ii)	Taxes
Schedule 3.01(m)(viii)	US BioEnergy Corporation Consolidated Group
Schedule 3.01(t)	Title to Properties
Schedule 3.01(t)(ii)	Subleases
Schedule 4.01(a)	Conduct of Business
Schedule 4.01(a)(ii)	Conduct of Business; Stock Awards
Schedule 4.01(a)(v)	Sale or Disposal of Assets
Schedule 4.01(a)(vi)	Incurrence of Indebtedness
Schedule 4.01(a)(vii)	Existing Loan Agreements; Scheduled Capital Expenditures
Schedule 4.01(a)(ix)	Adoption, Amendment or Termination of Benefit Plans
Schedule 4.01(a)(xv)	Tax Elections; Settlement of Tax Liabilities
Schedule 4.01(a)(xvi)	Liquidation or Dissolution
Schedule 5.06(c)	Indemnification Premiums and Purposes

VeraSun Disclosure Schedule

Schedule 3.02(a)	Organization, Standing, and Corporate Power
Schedule 3.02(b)	Subsidiaries
Schedule 3.02(c)	VeraSun Stock Awards
Schedule 3.02(d)	Authority; Noncontravention
Schedule 3.02(e)	SEC Documents; Undisclosed Liabilities
Schedule 3.02(f)	Information Supplied
Schedule 3.02(g)	Absence of Certain Changes or Events
Schedule 3.02(h)	Litigation
Schedule 3.02(i)	Compliance with Applicable Laws
Schedule 3.02(j)	Environmental Matters
Schedule 3.02(k)	Contracts
Schedule 3.02(l)	ERISA; Employee Benefits
Schedule 3.02(m)	Taxes
Schedule 3.02(n)	Voting Requirements
Schedule 3.02(o)	State Takeover Statutes
Schedule 3.02(p)	Ownership of VeraSun Stock
Schedule 3.02(q)	Brokers
Schedule 3.02(r)	Opinion of Financial Advisor
Schedule 3.02(s)	Interim Operations of Sub
Schedule 3.02(t)	Intellectual Property
Schedule 3.02(u)	Title to Properties
Schedule 4.01(b)	Conduct of Business by VeraSun

*	Exhibits and schedules to the Agreement and Plan of Merger are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.